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                                                               Exhibit (a)(1)(A)








                              VARI-L COMPANY, INC.
                               4895 PEORIA STREET
                             DENVER, COLORADO 80239
                                 (303) 371-1560






                                OFFER TO EXCHANGE
                               OUTSTANDING OPTIONS
                            TO PURCHASE COMMON STOCK
                                 APRIL 25, 2002

                              VARI-L COMPANY, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS

            THE OFFER EXPIRES AT 12:00 MIDNIGHT, U.S. MOUNTAIN TIME,
                   ON MAY 23, 2002, UNLESS WE EXTEND THE OFFER

         We are offering our employees, including our executive officers, the opportunity to exchange all outstanding options to purchase shares of our common stock that have an exercise price that is equal to $34.50 per share (Eligible Option Grants) for replacement options to purchase shares of our common stock (Replacement Options) (Offer). If you wish to accept this Offer, you must complete an Election Form agreeing to exchange your Eligible Option Grant for Replacement Options.

         Vari-L has in past years made annual grants of stock options to employees. The amount of options granted each year is reviewed every year. The Compensation Committee has established target option award levels for 2002. In order to minimize the dilution to our existing stockholders resulting from the Offer, Vari-L anticipates that the 2002 annual option grants to employees who tender Eligible Option Grants in the Offer will be reduced by the number of shares covered by the tendered Eligible Option Grants. For example, if you tender an Eligible Option Grant to purchase 10,000 shares of our common stock and you would otherwise have been eligible to receive an annual option grant of 15,000 shares, we anticipate that you would receive a 2002 annual option grant for 5,000 shares and a Replacement Option for 10,000 shares. However, nothing in this Offer should be construed as a requirement or obligation of Vari-L to grant stock options to any of our employees or grant stock options for a particular number of shares.

         This Offer is currently expected to expire at 12:00 midnight, U.S. Mountain Time, on May 23, 2002, unless we extend the Offer to a later date (the Expiration Date). In other words:

         o You may exchange your outstanding option that has an exercise price that is equal to $34.50 per share. If you wish to accept this Offer, you must complete and return your election no later than May 23, 2002. Your election to exchange such outstanding option is entirely voluntary and may not be withdrawn or changed after May 23, 2002 (or any later Expiration Date).

         The Replacement Options will be granted on November 24, 2002, or a later date if the Offer is extended, provided that if our common stock is publicly traded and reported or quoted on the Pink Sheets or any Subsequent Market (as defined in the Glossary) and there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day on which there is a reported sale of our common stock (Replacement Option Grant Date). Each Replacement Option will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be (i) the closing price of our common stock as reported on the Pink Sheets or any other securities market that reports daily the closing selling price per share of our common stock or (ii) if our common stock is not publicly traded, the value of our common stock as determined in good faith by the Compensation Committee of our Board of Directors on the Replacement


                                      ii.

Option Grant Date. The number of shares subject to each Replacement Option will equal the number of shares subject to each Eligible Option Grant you exchange, subject to adjustment for any stock splits, stock dividends, reverse stock splits or recapitalizations that may occur between the time you tender your Eligible Option Grant and the issuance of your Replacement Option.

         We are making this Offer upon the terms, and subject to the conditions, described in this Offer to Exchange (and the attachments hereto) and in the related cover letter and attached Summary Term Sheet and Questions and Answers (which together, as they may be amended from time to time, constitute the Offer). Without limiting the preceding sentence, this Offer is subject to the conditions that we describe in Section 6 of the Offer to Exchange.

         ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANT FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS.

         Shares of our common stock are quoted on the Pink Sheets under the symbol "VARL." On April 23, 2002 the closing price of our common stock as reported on the Pink Sheets was $1.22 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grant.

         If you have any questions regarding the Offer, please consult the Summary Term Sheet and Questions and Answers. If the Summary Term Sheet or the Questions and Answers do not answer your questions, or if you need assistance completing the related documentation, please contact Dannette Boyd at (303) 371-1560 x448 or via email at dboyd@vari-l.com.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (SEC), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    IMPORTANT

         Your election to exchange your Eligible Option Grant is voluntary. If you decide to participate in this Offer, YOU MUST COMPLETE THE ELECTION FORM CONTAINED IN THE PACKET SENT TO YOU AND DELIVER IT IN ACCORDANCE WITH ITS INSTRUCTIONS BEFORE 12:00 MIDNIGHT, U.S. MOUNTAIN TIME, ON MAY 23, 2002, OR IF WE EXTEND THE OFFER SUCH LATER EXPIRATION DATE. If you do not deliver the Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery will be deemed made only when the Election Form is actually received by us. No late deliveries will be accepted. Please also note that, even if you timely deliver your Election Form, in order to preserve the status of options that are not exchanged pursuant to the Offer as incentive stock options, we retain the right to choose whether to accept your Eligible Option Grant for exchange. Accordingly, your Eligible Option Grant (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your


                                      iii.

Eligible Option Grant for exchange. Nevertheless, we intend to accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

         WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. However, our Board of Directors believes that the Offer may create a better chance for some participants to obtain value from their options and our stock option program in the short term. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. The information about this Offer is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule T/O.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANT PURSUANT TO THE OFFER. OTHER THAN AS SET FORTH IN THIS OFFER TO EXCHANGE, WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE T/O. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                                      iv.

                                    GLOSSARY

         COMMENCEMENT DATE means April 25, 2002, or such later date that we first provide our employees the opportunity to participate in this Offer and the means to exchange Eligible Option Grants.

         COMPANY OPTION PLAN means our Tandem Stock Option and Stock Appreciation Rights Plan, as amended.

         ELIGIBLE OPTION GRANTS means all outstanding options to purchase shares of our common stock that have an exercise price that is equal to $34.50 per Vari-L share.

         EMPLOYED and EMPLOYMENT includes services to us as an employee.

         EXPIRATION DATE means the time that this Offer will expire, which is currently set to be at 12:00 midnight, U.S. Mountain Time, on May 23, 2002, unless we extend the Offer to a later date.

         FAIR MARKET VALUE means (i) the closing price of our common stock as reported on the Pink Sheets or any Subsequent Market or (ii) if our common stock is not publicly traded, the value of our common stock as determined in good faith by the Compensation Committee of our Board of Directors on the Replacement Option Grant Date.

         OFFER means the offer to exchange Eligible Option Grants for Replacement Options.

         PINK SHEETS means the Pink Sheets LLC.

         REPLACEMENT GRANT PLAN means our Tandem Stock Option and Stock Appreciation Rights Plan, as amended. All Replacement Options will be issued under the Replacement Grant Plan.

         REPLACEMENT OPTIONS means options to purchase shares of our common stock that will be issued in exchange for the Eligible Option Grants.

         REPLACEMENT OPTION GRANT DATE means the date that is six months and one day after the Expiration Date. For example, assuming that May 23, 2002 is the Expiration Date, the Replacement Option Grant Date will be November 24, 2002. If our common stock is publicly traded and reported or quoted on the Pink Sheets or a Subsequent Market and no sales of our common stock are reported on the date that is six months and one day after the Expiration Date, then the Replacement Option Grant Date shall be the next day on which there is a reported sale.

         SEC means the United States Securities and Exchange Commission.

         SCHEDULE T/O means the Tender Offer Statement filed by us with the SEC in connection with this Offer to Exchange, including any amendments thereto.

         SUBJECT TO ADJUSTMENT means that the number of shares to be granted under your Replacement Options will be changed to give effect to any stock splits, stock dividends, reverse stock splits, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.


                                       v.

         SUBSEQUENT MARKET means the New York Stock Exchange, American Stock Exchange, the Nasdaq National Market or any other securities market that reports daily the closing selling price per share of our common stock.


                                      vi.

                               SUMMARY TERM SHEET


         The following is a summary of the material terms of this Offer. We urge you to read carefully the remainder of this Offer to Exchange, the Questions and Answers and the Schedule T/O, because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Exchange and the Schedule T/O. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

o OFFER. We are offering our employees, including our executive officers, the opportunity to exchange Eligible Option Grants for Replacement Options. Eligible Option Grants are outstanding options with an exercise price equal to $34.50 per share. (See Section 1)

o VOLUNTARY PARTICIPATION; EXCHANGE. Your participation in this Offer is voluntary. You may exchange your Eligible Option Grants. (See Section 1) Vari-L has in past years made annual grants of stock options to employees. The amount of options granted each year is reviewed every year. The Compensation Committee has established target option award levels for 2002. In order to minimize the dilution to our existing stockholders resulting from the Offer, Vari-L anticipates that the 2002 annual option grants to employees who tender Eligible Option Grants in the Offer will be reduced by the number of shares covered by the tendered Eligible Option Grants. For example, if you tender an Eligible Option Grant to purchase 10,000 shares of our common stock and you would otherwise have been eligible to receive an annual option grant of 15,000 shares, we anticipate that you would receive a 2002 annual option grant for 5,000 shares and a Replacement Option for 10,000 shares. However, nothing in this Offer should be construed as a requirement or obligation of Vari-L to grant stock options to any of our employees or grant stock options for a particular number of shares.

o        REPLACEMENT OPTIONS.

         Number of Shares. The number of shares subject to the Replacement Options will equal the number of shares subject to the Eligible Option Grants exchanged, subject to adjustment. (See Section 8)

         Term. Each Replacement Option will have the same term as, and expire no later than, the cancelled Eligible Option Grant that it replaced. For example, if you elect to cancel an Eligible Option Grant which, by its terms, would have expired no later than December 27, 2009, then your Replacement Option will also expire no later than December 27, 2009. (See Section 8)

         Vesting and Exercisability. Although the Eligible Option Grants vest annually over a five year period, the Replacement Options will vest annually over the two year period following the Replacement Option Grant Date such that fifty percent of the Replacement Option shall become exercisable on the first anniversary of the Replacement Option Grant Date and the remaining fifty percent of the Replacement Option shall become exercisable on the second anniversary of the Replacement Option Grant Date. (See Sections 5 and 8)


                                      vii.

         Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. (See Sections 5 and 8)

         Incentive Stock Options. The Replacement Options will be treated as incentive stock options to the maximum extent permitted by U.S. tax law. (See Section 12)

o TIMING. We commenced this Offer on April 25, 2002. The Expiration Date of this Offer is currently May 23, 2002, but we may extend this Offer to a later date. The Replacement Option Grant Date will be November 24, 2002, or a later date if this Offer is extended, provided that if our common stock is publicly traded or otherwise reported or quoted on the Pink Sheets or any Subsequent Market and there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day following such date on which there is a reported sale. (See Section 1)

o ELIGIBILITY. If for any reason you are not employed by us on the Expiration Date, you will not be eligible to participate in this Offer. If you are employed by us on the Expiration Date, but you do not continue to be employed by us through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options and your cancelled options will not be reinstated. Eligible Option Grants held by our executive officers may be exchanged in this Offer. (See Sections 8 and 9)

o ELECTION. To make your election to accept this Offer, you must deliver an Election Form before 12:00 midnight, U.S. Mountain Time, on the Expiration Date in accordance with the procedures described in this Offer to Exchange. Delivery will be deemed made only when your Election Form is actually received by us. No late deliveries will be accepted. You may change or withdraw your election at any time prior to 12:00 midnight, U.S. Mountain Time, on the Expiration Date by following similar procedures. You may not withdraw or change your election after the stated time on the Expiration Date. (See Sections 3 and 4)

o CONDITIONS TO THIS OFFER. This Offer is subject to a number of conditions. If any of the conditions to which this Offer is subject occur, we may terminate or amend this Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

o TRADING PRICE FOR OUR COMMON STOCK. Shares of our common stock are currently quoted on the Pink Sheets under the symbol "VARL." We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. (See Section 7)

o U.S. FEDERAL TAX CONSEQUENCES. You will not be subject to any current U.S. income tax if you elect to exchange your Eligible Option Grants for Replacement Options. The grant of Replacement Options will not result in the recognition of taxable income, and the Replacement Options will qualify as incentive stock options to the maximum extent permitted by U.S. federal tax law.

o AMENDMENT AND TERMINATION. As long as we comply with applicable laws, we may amend or terminate this Offer in any way. We will notify you if we amend or terminate this Offer. We may be required to extend this Offer in the event we materially change the terms of this Offer. (See Section 13)


                                     viii.

                                    THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

         We are offering to exchange Replacement Options for Eligible Option Grants held by our employees, including our executive officers. Eligible Option Grants are all outstanding options that were granted under our Tandem Stock Option and Stock Appreciation Rights Plan (Company Option Plan) and that have an exercise price that is equal to $34.50 per share of common stock. As of April 23, 2002, an aggregate of 1,896,865 shares of our common stock were covered by options outstanding under our Tandem Stock Option and Stock Appreciation Rights Plan, of which 233,442 shares were covered by Eligible Option Grants.

         Your participation in this Offer is voluntary. You MAY elect to exchange your Eligible Option Grant; but you may not exchange less than all shares subject to a particular Eligible Option Grant. Our Offer is subject to the terms and conditions described in this Offer and the attached Summary Term Sheet and Questions and Answers. We will only accept Eligible Option Grants that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the Expiration Date.

         In order to minimize the dilution to our existing stockholders resulting from the Offer, Vari-L anticipates that the 2002 annual option grants for employees who tender Eligible Option Grants in the Offer will be reduced by the number of shares underlying the tendered Eligible Option Grants. For example, if an employee tenders an Eligible Option Grant to purchase 10,000 shares of our common stock and such employee would typically receive an annual option grant to purchase 15,000 shares, Vari-L anticipates that such employee would receive a 2002 annual option grant for 5,000 shares and a Replacement Option for 10,000 shares. Nothing in this Offer should be construed as a requirement or obligation of Vari-L to grant stock options pursuant to our 2002 annual grant to any or all of our employees or grant stock options for a set number of shares to any or all of our employees.

         The Replacement Options will be granted on November 24, 2002 (or a later date if the Offer is extended) and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. If, however, on the Replacement Option Grant Date you are on a leave of absence that is not protected by statute, then the Replacement Options will be granted on the date, if any, that you return to regular employment with us. The Fair Market Value will be the closing price of our common stock as reported on the Pink Sheets or any Subsequent Market, or, if our common stock is not publicly traded, the value of our common stock as determined in good faith by the Compensation Committee of our Board of Directors on the Replacement Option Grant Date. The number of shares subject to your Replacement Options will equal the number of shares subject to each Eligible Option Grant that you exchange. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, reverse stock splits, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

         IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT EMPLOYED BY US FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US TERMINATES AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE


                                       1.

NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $34.50 PER SHARE, THEY ARE NOT ELIGIBLE TO BE EXCHANGED IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US.

         IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

         All Replacement Options will be issued under our Tandem Stock Option and Stock Appreciation Rights Plan (the Replacement Grant Plan), pursuant to replacement option agreements between you and us. All Replacement Options will be treated as incentive stock options under U.S. tax law to the maximum extent permitted by U.S. tax law.

         The Expiration Date of this Offer means 12:00 midnight, U.S. Mountain Time, on May 23, 2002, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

         We will publish a notice if we decide to amend this Offer and take any of the following actions:

         o increase or decrease what we will give you in exchange for your Eligible Option Grants;

         o increase or decrease the number of Eligible Option Grants to be exchanged in the Offer; or

         o        extend or terminate the Offer.

         If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

         A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2. PURPOSE OF THE OFFER.

         We originally granted the Eligible Option Grants on December 27, 1999 at an exercise price of $18.76, which price was equal to the average of the daily closing prices of our common stock over the 90-day period ending on December 27, 1999. In late 2000, our new management determined that the method used to calculate the exercise price of the Eligible Option Grants resulted in adverse financial accounting treatment and that such exercise price should instead equal the market price of our common stock on the original grant date. On December 1, 2000, we repriced the Eligible Option Grants, at $34.50 per share, which price represented the price of our common stock on December 27, 1999.


                                       2.

         The Eligible Option Grants have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options are not attractive as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

          The Board of Directors has approved this Offer. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS, AND WE MAKE NO REPRESENTATIONS AS TO OUR FUTURE STOCK PRICE. However, the Board of Directors believes that the Offer may create a better chance for participating employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

         We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. Subject to the foregoing, and except as otherwise disclosed in this Offer (including in Section 15) or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us;

         (b) any purchase, sale or transfer of a material amount of our assets;

         (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         (d) any change in our management, including a change to the material terms of employment of any executive officer, other than the resignation of Timothy M. Micun from his position as our Vice President, Sales and Marketing effective July 31, 2002;

         (e) any change in our present Board of Directors, including a change in the number or term of directors;

         (f) any other material change in our corporate structure or business;

         (g)      our common stock not being reported on the Pink Sheets;

         (h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         (i)      the suspension of our obligation to file reports pursuant to
                  Section 15(d) of the Securities Exchange Act;


                                       3.

         (j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

         (k) any change in our Articles of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

         Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option Grants.

3. PROCEDURES.

         MAKING YOUR ELECTION. To make your election to accept or reject this Offer, you must make your election and deliver the Election Form in accordance with its instructions before 12:00 midnight, U.S. Mountain Time, on the Expiration Date. The Election Form is provided in the packet regarding the Offer. If you have misplaced your Election Form, please contact Dannette Boyd at
(303) 371-1560 x448 or via email at dboyd@vari-l.com. You do not need to return your stock option agreements for your Eligible Option Grant to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grant for exchange. You will be required to return your stock option agreements only upon our request.

         The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US. NO LATE DELIVERIES WILL BE ACCEPTED.

         DETERMINATION OF VALIDITY; REJECTION OF ELIGIBLE OPTION GRANTS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, the answer to all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms or Eligible Option Grants that are exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants that are exchanged. Additionally, in order to preserve the status of options that are not exchanged pursuant to the Offer as incentive stock options, we retain the right to choose whether or not to accept your Eligible Option Grant for exchange. Accordingly, your Eligible Option Grant (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grant for exchange, provided that such Eligible Option Grant is properly and timely exchanged and is not validly withdrawn. Nevertheless, we intend to accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn. We may waive any of the conditions of the Offer provided we waive such condition for all option holders. Likewise, we may waive any defect or irregularity in any Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grant will be accepted for exchange until all defects or irregularities have been cured to our satisfaction by the option holder exchanging the Eligible Option Grant, or waived by us, prior to the Expiration Date.


                                       4.

         OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your Eligible Option Grant and you exchange your Eligible Option Grant according to the procedures described above, you will have accepted the Offer. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on the Expiration Date of the Offer all Eligible Option Grants for which an Election Form has properly been delivered and which has not thereafter been validly withdrawn.

4. CHANGE IN ELECTION.

         You may only change your election by following the procedures described in this Section 4. You may change your election at any time before 12:00 midnight, U.S. Mountain Time, on the Expiration Date.

         To change your election, you must either deliver a Notice of Withdrawal or re-deliver an Election Form, each in accordance with its instructions, before 12:00 midnight, U.S. Mountain Time, on the Expiration Date. Each of these documents is provided in the packet regarding the Offer. If you have misplaced any of the items provided in the packet, please contact Dannette Boyd at (303) 371-1560 x448 or via email at dboyd@vari-l.com. The last Notice of Withdrawal or Election Form delivered by you prior to 12:00 midnight, U.S. Mountain Time, on the Expiration Date will be treated by us as your final election with respect to the Offer.
         The delivery of Election Forms, Notices of Withdrawal and any other required documents are at the sole risk of the option holder. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY US. NO LATE DELIVERIES WILL BE ACCEPTED.

5. ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

         We have the right to accept or reject any Eligible Option Grant for exchange in our sole discretion. However, on the terms and subject to the conditions of this Offer, we currently expect that on the Expiration Date we will accept Eligible Option Grants for exchange and cancel all Eligible Option Grants properly exchanged and not validly withdrawn before the Expiration Date in accordance with this Offer. The Replacement Options will be granted on November 24, 2002, or at a later date if the Offer is extended. If, however, on the Replacement Option Grant Date you are on a leave of absence that is not protected by statute, then your Replacement Option will be granted on the date, if any, that you return to regular employment with us.

         The number of shares subject to your Replacement Option will equal the number of shares subject to each Eligible Option Grant that you exchange. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. A listing of your Eligible Option Grant has been distributed to you via an optionee statement via interoffice mail. If you have misplaced or have any questions regarding this document, please contact Dannette Boyd at (303) 371-1560 x448 or via email at dboyd@vari-l.com. If you are not employed by us on the Expiration Date, then you are not eligible to participate in this Offer. If you are an employee of ours as of the Expiration Date but are not


                                       5.

employed continuously by us through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options.


         We will notify you as promptly as practicable if we reject your election to exchange your Eligible Option Grant. If you are not notified of a rejection, you may assume that on the Expiration Date your properly executed and delivered Election Form has been accepted. Our acceptance of Eligible Option Grants that are properly exchanged will form a binding agreement between us and you on the terms and subject to the conditions of this Offer. In your Election Form you may elect to provide us with your email address, in which case you will be sent an email confirming your election. If you do not provide us with your email address, you will not receive confirmation of your election prior to the Expiration Date. Promptly after we cancel Eligible Option Grants tendered for exchange, we will send each tendering optionholder a letter (a form of which is attached as exhibit (a)(1)(H) to Amendment No. 1 to the Tender Offer Statement on Schedule TO that we filed with the Securities and Exchange Commission on May 9, 2002) indicating the number of shares subject to the Eligible Option Grant that we have accepted for exchange, the date of acceptance, the corresponding number of shares that will be subject to a Replacement Option and the expected Replacement Option Grant Date.



6. CONDITIONS OF THE OFFER.

         We will have the right not to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange:

         o any change or changes occur in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment;

         o any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

         o any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

                  (a) make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

                  (b) delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

                  (c) materially impair the benefits we believe we will receive from the Offer; or


                                       6.

                  (d) materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects.

         o        there is:


                  (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

                  (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

         o another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

                  (a)      any person, entity or group, within the meaning of
                           Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

                  (b)      any such person, entity or group that has filed a
                           Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

                  (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

         o any change or changes occur in our business, condition (financial or otherwise), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, could have a negative effect on the value of the Offer to you or our shareholders.

         The conditions to the Offer are for our benefit. As stated in Section 2, the benefits that we believe we will receive from the Offer include providing our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders. We may assert the conditions to the Offer in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

         Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 6 will be final and binding upon everyone.


                                       7.

         Additionally, the U.S. Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. In order to reduce this risk, we retain the right to choose whether or not to accept your Eligible Option Grants for exchange for any reason (including reasons other than those described above) in our sole discretion. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely exchanged and are not validly withdrawn. Nevertheless, we intend to accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

         Also, if your employment with us terminates, whether voluntarily, involuntarily (including, but not limited to, redundancy) or for any other reason (including death), before your Replacement Options are granted, you will not receive any Replacement Options or have a right to any Eligible Option Grants that were previously cancelled. THEREFORE, IF YOU ARE NOT EMPLOYED BY US FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

         IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

7. PRICE RANGE OF COMMON STOCK.

         The Eligible Option Grants to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of a Replacement Option that we grant, the option holder will become an owner of our common stock. Our common stock is quoted on the Pink Sheets under the symbol "VARL." Formerly, our common stock was traded on the Nasdaq National Market until July 7, 2000 when it was suspended by Nasdaq. During the period from July 7, 2000 through September 9, 2000 when the stock was delisted by Nasdaq, there was no active public trading market for our stock. It was first quoted on the Pink Sheets on September 11, 2000. The following table sets forth the high and low prices for the common stock for the periods indicated.

                                                                     High           Low
                                                                   --------       -------
Nasdaq National Market
2000
   Quarter ended March 31, 2000................................    $  34.00       $ 20.94
   Quarter ended June 30, 2000 ................................    $  24.00       $  9.63
   Period from July 1 to July 7, 2000  ........................    $  12.63       $ 11.63

Pink Sheets LLC
Fiscal Year 2001
   Period from September 11 to September 30, 2000  ............    $   6.05       $  2.50
   Quarter ended December 31, 2000  ...........................    $   4.50       $   .75
   Quarter ended March 31, 2001................................    $   4.75       $  1.25
   Quarter ended June 30, 2001 ................................    $   3.00       $  1.25

Fiscal Year 2002
   Quarter ended September 30, 2001  ..........................    $   3.50       $  1.00
   Quarter ended December 31, 2001  ...........................    $   2.50       $  1.00
   Quarter ended March 31, 2002 ...............................    $   1.75       $  1.23
   Period through April 23, 2002...............................    $   1.40       $  1.10


                                       8.

         As of April 23, 2002, the closing price of our common stock, as reported by the Pink Sheets, was $1.22 per share.

         WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

         CONSIDERATION. The number of shares subject to your Replacement Option will equal the number of shares subject to any Eligible Option Grant that you exchange. The number of shares subject to the Replacement Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. Other than vesting, each Replacement Option generally will have the same terms as the cancelled Eligible Option Grant that it replaced. See below for a summary of the terms of the Replacement Options.

         If we receive and accept the exchange of all Eligible Option Grants, we will grant Replacement Options to purchase a total of approximately 233,442 shares of our common stock. As of April 23, 2002, there were approximately 7,179,832 shares of our common stock outstanding. The common stock issuable upon exercise of the Replacement Options would equal approximately 3.3% of the total shares of our common stock outstanding as of April 23, 2002.

         MERGER OR ACQUISITION. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms and subject to the same conditions as described in this Offer; however, the type of security and the number of shares subject to each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's stock than the number of shares subject to any Eligible Option Grant that you exchange.

         TERMS OF REPLACEMENT OPTIONS. All Replacement Options will be issued under our Tandem Stock Option and Stock Appreciation Rights Plan.

         For employees residing in the United States, the Replacement Options will be treated as incentive stock options to the maximum extent permitted by U.S. law. (See Section 12)

         The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of options or benefits in lieu of options.


                                       9.

Declining to participate in this Offer will not impact your ability to receive options or other stock awards in the future.

         The following description of the Replacement Grant Plan and the replacement option agreements is a summary intended to highlight major attributes of these documents and is not complete. A Replacement Option will be subject to the terms and conditions of the Tandem Stock Option and Stock Appreciation Rights Plan, and the replacement option agreement. Please contact Dannette Boyd at (303) 371-1560 x448 or via email at dboyd@vari-l.com to request a copy of the Replacement Grant Plan, plan summary and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or our Compensation Committee prior to the Replacement Option Grant Date.

         General. The Tandem Stock Option and Stock Appreciation Rights Plan, as amended, was adopted on December 31, 1987. As of April 23, 2002, there was an aggregate of 3,624,000 shares of common stock reserved for issuance under the Replacement Grant Plan. The Tandem Stock Option and Stock Appreciation Rights Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code.

         Administration. The Compensation Committee of our Board of Directors has the authority to administrate, construe and interpret the Replacement Grant Plan unless it would be inconsistent with applicable law, in which case the Board of Directors may administer the Replacement Grant Plan.

         Term. The term of each option granted under the Replacement Grant Plan is fixed by our Compensation Committee at the time of grant. Each Replacement Option will have the same term as, and expire no later than, the cancelled Eligible Option Grant that it replaced.

         Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be November 24, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on the Pink Sheets or any Subsequent Market, or, if our common stock is not publicly traded, the value of our common stock as determined in good faith by the Compensation Committee of our Board of Directors on the Replacement Option Grant Date. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

         Number of Replacement Options. In order to minimize the dilution to our existing stockholders resulting from the Offer, Vari-L anticipates that the 2002 annual option grants for employees who tender Eligible Option Grants in the Offer will be reduced by the number of shares underlying the tendered Eligible Option Grants. For example, if an employee tenders an Eligible Option Grant to purchase 10,000 shares of our common stock and such employee would typically receive an annual option grant to purchase 15,000 shares, Vari-L anticipates that such employee would receive a 2002 annual option grant for 5,000 shares and a Replacement Option for 10,000 shares. However, nothing in this Offer should be construed as a requirement or obligation of Vari-L to grant stock options pursuant to our 2002 annual grant to any or all of our employees or grant stock options for a set number of shares to any or all of our employees.


                                      10.

         Vesting and Exercise. The Compensation Committee of the Board of Directors has the authority to determine the time or times at which options granted under the Replacement Grant Plan may be exercised. The Replacement Options will vest annually over the two year period following the Replacement Option Grant Date such that fifty percent of the Replacement Option shall become exercisable on the first anniversary of the Replacement Option Grant Date and the remaining fifty percent of the Replacement Option shall become exercisable on the second anniversary of the Replacement Option Grant Date.

         Time of Exercise. Generally, you may exercise the vested portion of a Replacement Option at any time. If your employment or service with us terminates as the result of total disability or the result of retirement at 65 years of age or later, then you can only exercise the vested portion of your Replacement Option within three months following your termination date, even if you would have had a longer period of time under your Eligible Option Grant. If your employment or service with us terminates as a result of your death, your estate or beneficiaries may exercise some or all of your Replacement Option within twelve months following your termination date. However, under no circumstances may you exercise the Replacement Option after the expiration of the term of such option. If your employment or service with us terminates as the result of any circumstances other than those referred to above, whether terminated by Vari-L or you, with or without cause, then the Replacement Option shall terminate and no longer be exercisable as of the date of such termination, subject to certain limitations.

         Tax Consequences. You should refer to Section 12 for a discussion of the material U.S. federal income tax consequences of the Replacement Options and the Eligible Option Grants, as well as the consequences of accepting or rejecting this Offer.

         TERMINATION OF EMPLOYMENT PRIOR TO REPLACEMENT OPTION GRANT DATE. IF, FOR ANY REASON (INCLUDING DEATH), YOU ARE NOT EMPLOYED BY US FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE A REPLACEMENT OPTION OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANT THAT HAS BEEN EXCHANGED. IF YOUR EMPLOYMENT WITH US TERMINATES AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE OFFER. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US. This means that if you die or quit, with or without good reason, or we terminate your employment, with or without cause, prior to the Replacement Option Grant Date and after the Expiration Date, you will not receive anything for the Eligible Option Grants that you exchanged and we cancelled.

         REGISTRATION OF OPTION SHARES. Provided we are subject to the periodic reporting requirements of the Exchange Act at such time as the Replacement Options may first be exercised, we will use our best efforts to ensure that the shares that will be issuable upon exercise of the Replacement Options will be registered under the Securities Act of 1933 at such time. Assuming such shares are properly registered, unless you are considered an affiliate of ours, you will be able to sell shares you obtain upon the exercise of vested Replacement Options free of any transfer restrictions under applicable securities laws.

         Our statements in this Offer concerning the Replacement Grant Plan and the Replacement Options are merely summaries and do not purport to be complete. These statements are subject to, and are qualified in their entirety by reference to, all provisions of the Replacement Grant Plan and the corresponding form of option agreement under the Replacement Grant Plan, which is filed as an exhibit to the Tender Offer Statement on Schedule T/O, of which this Offer to


                                      11.

Exchange is a part. See Section 16 - Additional Information - for a discussion on how to obtain a copy of the Replacement Grant Plan and the corresponding form of option agreement.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

         A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of April 23, 2002, our executive officers and non-employee directors (15 persons) as a group held options outstanding under the Company Option Plan to purchase a total of 945,990 shares of our common stock. This covered approximately 49.9% of the shares subject to all options outstanding under the Company Option Plan. In addition, as of April 23, 2002, certain of our executive officers as a group held Eligible Option Grants to purchase a total of 98,500 shares of our common stock. This covered approximately 42.2% of the shares subject to all Eligible Option Grants. All of the Eligible Option Grants held by executive officers are eligible to be exchanged in this Offer. Members of our current Board of directors, and our Chief Executive Officer and Chief Financial Officer, do not hold Eligible Option Grants and, therefore, are not be eligible to participate in the Offer.

         During the past 60 days, we have granted options to purchase 1,000 shares of our common stock with an exercise price of $1.22 per share. These options were granted to two of our directors listed in Schedule A. During the past 60 days, no individuals have exercised options to acquire shares of our common stock.

         Neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliates of ours, engaged in transactions involving Eligible Option Grants during the past 60 days. In addition, except as otherwise described above, neither we, nor, to our knowledge, any of our executive officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

10. STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.

         The Eligible Option Grants have exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price. We could accomplish this goal by repricing some existing options, which would enable option holders to immediately receive replacement options with a lower exercise price. However, the repriced options would be subject to variable accounting, which could require us to record additional compensation expense each quarter until the repriced options were exercised, cancelled or expired.

         We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that over time may have greater potential to increase in value than the Eligible Option Grants held by the option holders, without incurring additional current or future compensation expense. Applicable financial accounting rules provide that if each of the following conditions is met, we will not recognize any compensation expense as a result of the Offer:


                                      12.

         o we do not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Option Grants tendered for exchange;

         o the exercise price of Replacement Options is the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be November 24, 2002, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on the Pink Sheets or any Subsequent Market, or, if our common stock is not publicly traded, the value of our common stock as determined in good faith by our Board of Directors on the Replacement Option Grant Date;

         o we require any option holder who tenders any Eligible Option Grants in the Offer to tender ALL options that he or she received during the six-month period prior to the Commencement Date which, based on a Commencement Date of April 25, 2002, includes all options granted on or after October 25, 2001 (even if the exercise price of such options is less than $34.50 per share). However, holders of Eligible Option Grants have not received any options during the six-month period prior to the Commencement Date; and

         o we do not grant any options to an option holder who tendered Eligible Option Grants in the Offer until the Replacement Option Grant Date.

         Eligible Option Grants that have been granted under the Company Option Plan and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Option Grants will be returned to the pool of shares available for grants of new awards or options under such plans without further stockholder action, except as required by applicable law or the rules of any securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11. LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants under the Offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, U.S. Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change,


                                      13.

possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of foreign, state or local income taxation or any other form of taxation that may be applicable to an option holder.

         We believe that the exchange will be treated as a non-taxable exchange. If you exchange outstanding incentive or nonqualified stock options for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

         At the Replacement Option Grant Date, you will not be required to recognize additional income for U.S. federal income tax purposes. The grant of Replacement Options is not recognized as taxable income in the United States.

         U.S. Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current U.S. federal income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

         If you tender your incentive stock options and we accept your incentive stock options for exchange in the Offer, any Replacement Options you are granted will qualify as incentive stock options to the maximum extent permitted by U.S. federal tax law.

         In order to qualify for long-term capital gain treatment of gain on the sale of shares subject to an incentive stock option, such shares must be held by the optionee for the longer of one year from the date of the option exercise and two years from the date of the option grant. For purposes of these required incentive stock option holding periods, Replacement Options qualifying as incentive stock options will be treated as newly granted on the Replacement Option Grant Date. Thus, if you elect to exchange existing incentive stock options, no credit can be given for the period of time you held such options.

         We do not believe that our Offer to you will change any of the terms of your Eligible Option Grants if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the U.S. Internal Revenue Service would decide that the right to exchange your incentive stock options under this Offer is a modification of your incentive stock options. A successful assertion by the U.S. Internal Revenue Service that your incentive stock options are modified could extend the holding period of the incentive stock options required to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

         Under current U.S. federal income tax law, you should not have realized taxable income when incentive stock options were granted to you under the Company Option Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the incentive stock option (which is generally determined as of the date you exercise the option) exceeds the aggregate exercise price of the incentive stock option. Except in certain circumstances that are described in the Company Option Plan and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.


                                      14.

         If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is qualifying or disqualifying. The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

         If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a disqualifying disposition, the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

         If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a tax deduction. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

         U.S. Federal Income Tax Consequences of Nonqualified Stock Options. Under current U.S. law, you will not recognize income for federal income tax purposes upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you and, if you are an employee, then you will be subject to withholding of U.S. income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding requirements.

         The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

         We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

         We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.


                                      15.

         Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

         As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

         We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 6:00 a.m., U.S. Mountain Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

         If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

         o increase or decrease what we will give you in exchange for your Eligible Option Grants; or

         o increase or decrease the number of Eligible Option Grants to be exchanged in the Offer.

         If the Offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten business days after the date the notice is published.

14. FEES AND EXPENSES.

         We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to this Offer.

15. INFORMATION ABOUT US.

         OVERVIEW

         Our principal offices are located at 4895 Peoria Street, Denver, Colorado 80239, and our telephone number is (303) 371-1560. We were incorporated in Colorado in 1985.

         We design, manufacture, and market a wide variety of radio frequency and microwave components and devices for use in wireless communications. Our products are used in many


                                      16.

different commercial and military/aerospace applications, including wireless telecommunications networks, wireless point-to-point radio systems, wireless point-to-multi-point radio systems, wireless local area networks, satellite payload and ground communications, radar systems, weapons guidance systems and advanced telemetry systems. We operate as a single business segment.

         SELECTED FINANCIAL DATA


         Set forth below is a selected summary of our financial information. The financial data as of June 30, 2001 and June 30, 2000 and for the fiscal year ended June 30, 2001 are derived from our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001. The financial data for the twelve months ended June 30, 2000 are derived from our unaudited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001. The financial data as of December 31, 1999 and June 30, 1999 and for the fiscal year ended December 31, 1999 and the six months ended June 30, 1999 are derived from our unaudited financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001. The financial data as of March 31, 2002 and March 31, 2001 and for the nine months ended March 31, 2002 and 2001 are derived from our unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002. This financial data should be read together with the Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended June 30, 2001 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.



                                      17.

                             SELECTED FINANCIAL DATA


                                                                    Fiscal       Twelve        Six            Six
                                       Nine Months  Nine Months      Year        Months       Months         Months     Fiscal Year
                                          Ended        Ended        Ended        Ended         Ended         Ended         Ended
                                        March 31,    March 31,      June 30,     June 30,     June 30,      June 30,    December 31,
                                          2002         2001          2001         2000         2000           1999          1999
                                       (unaudited)  (unaudited)    (audited)   (unaudited)  (unaudited)    (unaudited)  (unaudited)
                                       -----------  -----------   -----------  -----------   -----------   -----------  ------------
                                                     (in thousands except for share and per share amounts)
STATEMENT OF OPERATIONS DATA(1):

Net sales ...........................  $    16,446       32,389        41,377       30,597        17,158        10,773       24,212
Cost of goods sold ..................       10,050       16,364        21,747       17,540        10,311         5,582       12,811
                                       -----------  -----------   -----------  -----------   -----------   -----------  -----------

  Gross profit ......................        6,396       16,025        19,630       13,057         6,847         5,191       11,401
                                       -----------  -----------   -----------  -----------   -----------   -----------  -----------

Operating expenses:
  Selling ...........................        1,973        3,326         4,445        3,636         1,948         1,478        3,166
  General and administrative ........        4,951        6,860         9,222        4,436         2,440         1,655        3,651
  Research and development ..........        1,948        3,121         4,286        5,646         3,003         2,209        4,852
  Expenses related to accounting
    restatements and the related
    shareholder litigation ..........          256        2,333         2,387          469           469           --           --
                                       -----------  -----------   -----------  -----------   -----------   -----------  -----------

  Total operating expenses ..........        9,128       15,640        20,340       14,187         7,860         5,342       11,669
                                       -----------  -----------   -----------  -----------   -----------   -----------  -----------

  Operating income (loss) ...........       (2,732)         385          (710)      (1,130)       (1,013)         (151)        (268)

Other income (expense):
  Interest income ...................           40          354           416          460           315           117          262
  Interest expense ..................         (145)        (903)       (1,062)        (873)         (453)         (459)        (879)
  Other, net ........................          (22)          (4)          (43)         (35)          (28)          (25)         (32)
                                       -----------  -----------   -----------  -----------   -----------   -----------  -----------

  Total other income (expenses) .....         (127)        (553)         (689)        (448)         (166)         (367)        (649)
                                       -----------  -----------   -----------  -----------   -----------   -----------  -----------

  Net loss ..........................  $    (2,859)        (168)       (1,399)      (1,578)       (1,179)         (518)        (917)
                                       ===========  ===========   ===========  ===========   ===========   ===========  ===========

  Loss per share (basic and
    diluted) ........................  $     (0.40)       (0.02)        (0.20)       (0.25)        (0.17)        (0.09)       (0.16)
                                       ===========  ===========   ===========  ===========   ===========   ===========  ===========

  Weighted average shares
  outstanding .......................    7,143,215    7,076,176     7,083,866    6,232,964     7,042,247     5,499,713    5,680,287
                                       ===========  ===========   ===========  ===========   ===========   ===========  ===========

BALANCE SHEET DATA AT PERIOD END(1):

Cash and cash equivalents ...........  $     1,604        4,705         2,013       11,030        11,030         3,338       14,721
Working capital (deficit) ...........        4,899        6,398         7,093        6,742         6,742        (3,620)       7,520

Total assets ........................       15,496       26,012        20,454       32,571        32,571        17,702       30,240

Notes payable and current
  installments of long-term
  obligations .......................          642        6,791         1,764       11,566        11,566        11,176       11,159
Long-term obligations ...............        1,342           54         1,321           92            92            70          102
Total stockholders' equity ..........       11,159       15,045        13,829       14,685        14,685         3,238       14,373


                  The book value per common share of our common stock as of March 31, 2002 was $1.55.


--------
(1) Information prior to January 1, 1999 is not available.


                                      18.

         The financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 are attached to this offer in Schedule B. The condensed financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 are attached to this Offer in Schedule C. Our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - "Additional Information."



16. ADDITIONAL INFORMATION.

         With respect to the Offer, we have filed a Tender Offer Statement on Schedule T/O with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule T/O and the exhibits to the Schedule T/O. We recommend that you review the Schedule T/O, including its exhibits, before making a decision on whether to tender your options.

         We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

         (a) our Annual Report on Form 10-K for the fiscal year ended June 30, 2001;

         (b) our Quarterly Report on Form 10-Q for the period ended September 30, 2001;

         (c) our Quarterly Report on Form 10-Q for the period ended December 31, 2001;

         (d) Amendment No. 1 to our Quarterly Report on Form 10-Q for the period ended December 31, 2001;


         (e) our Quarterly Report on Form 10-Q for the period ended March 31, 2002;

         (f)      our Current Report on Form 8-K filed March 22, 2002; and

         (g)      our Current Report on Form 8-K filed April 18, 2002.


         We will provide without charge to each holder of Eligible Option Grants, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                              VARI-L COMPANY, INC.
                                  DANNETTE BOYD
                               4895 PEORIA STREET
                             DENVER, COLORADO 80239

         or by telephoning us at (303) 371-1560 x448 between the hours of 9:00 a.m. and 5:00 p.m., Denver, Colorado, local time.

         The SEC file number for the above filings is 0-23866. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:


                                      19.

450 Fifth Street, N.W.                   500 West Madison Street
Room 1024                                Suite 1400
Washington, D.C. 20549                   Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

         The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS.

         This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that could cause our actual future financial and operating results to differ materially from our historical experience and our present expectations or projections. For example, our future results could be affected by the overall market for various types of wireless communications products, the success of the specific products into which our products are integrated, governmental action relating to wireless communications, licensing and regulation, the accuracy of our internal projections as to the demand for certain types of technological innovation, competitors' products and pricing, the success of new product development efforts, the timely release for production and the delivery of products under existing contracts and the ultimate outcome of pending and threatened litigation and regulatory action.

         If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If, we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

         Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule T/O.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS


                                      20.

IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE T/O. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.


                                      21.

                                   SCHEDULE A

                       INFORMATION ABOUT OUR DIRECTORS AND
                               EXECUTIVE OFFICERS

         Our directors and executive officers and their positions and offices as of April 23, 2002, are set forth in the following table:

                    Name                       Age   Position and Offices Held
                    ----                       ---   -------------------------
Sarah L. Booher                                60    Director

Robert Dixon                                   70    Director

David A. Lisowski                              49    Director

Anthony B. Petrelli                            49    Acting Chairman of the Board and Director

David Risley                                   57    Director

Gil J. Van Lunsen                              60    Director

Charles R. Bland                               53    President and Chief Executive Officer, Director

Richard P. Dutkiewicz                          46    Vice President of Finance, Chief Financial Officer and
                                                     Assistant Secretary

Timothy M. Micun                               35    Vice President, Sales and Marketing

Daniel J. Wilmot                               37    Vice President of Advanced Technology

Matthew D. Pope                                36    Vice President of Business Development

Janice E. Hyland                               55    Vice President of Quality Assurance and Ethics Compliance
                                                     Officer

Russell M. Crouch                              41    Vice President of Commercial Engineering

Larry M. Romero                                39    Vice President of Process Engineering

Ernest C. Hafersat                             52    Vice President of Manufacturing


----------
The address of each executive officer and director is: c/o Vari-L Company, Inc. 4895 Peoria Street, Denver, Colorado 80239.

         Biographies for each of our executive officers and directors except for Messrs. Dixon and Risley are set forth in our Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and incorporated by reference herein.

ROBERT C. DIXON

Mr. Dixon was appointed to the Board of Directors on January 11, 2002. Dixon brings to Vari-L more than 46 years of experience as a senior scientist and development engineer with some of the world's leading defense, communications and electronics organizations. Mr. Dixon was a founder and chief scientist of Omnipoint Corporation, a cellular service provider that was recently purchased by VoiceStream. Other assignments have included chief scientist at Hughes Aircraft, senior research engineer at Northrop Corporation, senior staff engineer at Magnavox Research Labs, staff engineer at TRW, and senior staff engineer at Hoffman Electronics. He was also president and founder of Spectrack Systems Inc., division manager of the Spectrack Division of R&D Associates, and chief scientist and founder of Spread Spectrum Sciences Inc. In addition, Mr. Dixon has served as a consultant to more than 100 companies and to the U.S. government. Additionally, Mr. Dixon taught at UCLA and George Washington University and has served as co-editor of a special issue of IEEE Transactions (Institute of Electrical and Electronics Engineers) and on the editorial board of IEEE Proceedings. Dixon is licensed by the Federal Communications Commission, is a Licensed Professional Engineer, and is a Fellow of the IEEE. He currently serves on the Boards of Sunwest, a telephone company in Colorado Springs, and Ditrans Corp., in Irvine, Calif., where he is chairman.

DAVID M. RISLEY

Mr. Risley was appointed as a Director on November 27, 2001. He currently serves as Senior Vice President and Chief Financial Officer of La-Z-Boy Inc. Prior to joining La-Z-Boy, he was Vice President of Finance and Chief Financial Officer with Aeroquip Vickers, Inc., a manufacturing firm serving the industrial, aerospace and automotive markets with power and motion control devices, fluid connectors and composite components. He also had served as Vice President and Controller of Heizer Corporation, a venture capital and business development firm and in various positions with TransUnion Corporation, a diversified conglomerate. He began his career as a Certified Public Accountant with Arthur Young & Company (now Ernest & Young LLP). He holds a BBA in Accounting from the University of Iowa and a MBA in Finance from Loyola University of Chicago.

                                   SCHEDULE B










                              VARI-L COMPANY, INC.

                              Financial Statements

                           December 31, 2001 and 2000

                              VARI-L COMPANY, INC.

                              Financial Statements

                                  June 30, 2001

                                      Index



Financial Statements:

    Independent Auditors' Report                                                         B-1

    Balance Sheets, June 30, 2001 and June 30, 2000                                      B-2

    Statements of Operations, for the year ended June 30, 2001, six months ended
       June 30, 2000 (unaudited) and year ended December 31, 1999 (unaudited)            B-3

    Statements of Stockholders' Equity, for the year ended June 30, 2001, six months ended June 30, 2000 (unaudited) and year ended
       December 31, 1999 (unaudited)                                                     B-4

    Statements of Cash Flows, for the year ended June 30, 2001, six months ended
       June 30, 2000 (unaudited) and year ended December 31, 1999 (unaudited)            B-5

    Notes to Financial Statements                                                        B-6


Schedule:

Schedule II - Valuation and Qualifying Accounts for the year ended June 30,
    2001, the six months ended June 30, 2000 (unaudited) and the year ended
    December 31, 1999 (unaudited)                                                        B-26

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Vari-L Company, Inc.:

We have audited the accompanying balance sheets of Vari-L Company, Inc. as of June 30, 2001 and 2000 and the related statements of operations, stockholders' equity and cash flows for the year ended June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vari-L Company, Inc. as of June 30, 2001 and 2000, and the results of its operations and cash flows for the year ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

         Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in
Schedule II--Valuation and Qualifying Accounts as of and for the year ended June 30, 2001 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

         The accompanying statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 2000 and for the year ended December 31, 1999 and the supplementary information included in related Schedule II--Valuation and Qualifying Accounts as of and for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 were not audited by us and, accordingly, we do not express an opinion on them.



Denver, Colorado
August 31, 2001, except for notes 3 and 12 as to which the date is September 17, 2001

                              VARI-L COMPANY, INC.

                                 Balance Sheets
                            (in thousands of dollars)

                                                                             JUNE 30,        JUNE 30,
                                 ASSETS                                        2001            2000
                                                                            ----------      ----------
Current assets:
   Cash and cash equivalents                                                $    2,013          11,030
   Trade accounts receivable, less allowance for doubtful accounts of
     $279 and $175, respectively (note 3)                                        5,942           5,881
   Inventories (notes 2 and 3)                                                   3,640           7,435
   Prepaid expenses and other current assets                                       645             190
                                                                            ----------      ----------
         Total current assets                                                   12,240          24,536
                                                                            ----------      ----------

Property and equipment (note 3):
   Machinery and equipment                                                      11,616           9,845
   Furniture and fixtures                                                          822             721
   Leasehold improvements                                                        1,500           1,539
                                                                            ----------      ----------
                                                                                13,938          12,105
   Less accumulated depreciation and amortization                                6,362           4,767
                                                                            ----------      ----------
         Net property and equipment                                              7,576           7,338
                                                                            ----------      ----------
Intangible and other assets, net of accumulated amortization                       638             697
                                                                            ----------      ----------
         Total assets                                                       $   20,454          32,571
                                                                            ==========      ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Bank overdraft                                                           $       --             321
   Trade accounts payable                                                        1,669           4,182
   Accrued compensation                                                          1,286           1,500
   Other accrued expenses                                                          428             225
   Notes payable and current installments of long-term
     obligations (note 3)                                                        1,764          11,566
                                                                            ----------      ----------
         Total current liabilities                                               5,147          17,794
Long-term obligations (note 3)                                                   1,321              92
Other liabilities (note 7)                                                         157              --
                                                                            ----------      ----------
         Total liabilities                                                       6,625          17,886
                                                                            ----------      ----------

Stockholders' equity (note 5):
   Common stock, $.01 par value, 50,000,000 shares authorized;
     7,107,161 and 7,070,423 shares issued and outstanding,
     respectively                                                                   71              71
   Additional paid-in capital                                                   36,829          40,525
   Unamortized stock compensation cost                                             (79)         (4,318)
   Accumulated deficit                                                         (22,992)        (21,593)
                                                                            ----------      ----------
         Total stockholders' equity                                             13,829          14,685
                                                                            ----------      ----------
Commitments and contingencies (notes 3, 6, 7, 8 and 12)
         Total liabilities and stockholders' equity                         $   20,454          32,571
                                                                            ==========      ==========

See accompanying notes to financial statements.

                              VARI-L COMPANY, INC.

                            Statements of Operations
           (in thousands of dollars, except share and per share data)

                                                          YEAR ENDED        SIX MONTHS         YEAR ENDED
                                                           JUNE 30,       ENDED JUNE 30,      DECEMBER 31,
                                                             2001              2000               1999
                                                          ----------      --------------      ------------
                                                                           (unaudited)         (unaudited)
Net sales                                                 $   41,377              17,158            24,212
Cost of goods sold                                            21,747              10,311            12,811
                                                          ----------      --------------      ------------
         Gross profit                                         19,630               6,847            11,401
                                                          ----------      --------------      ------------
Operating expenses:
   Selling                                                     4,445               1,948             3,166
   General administrative                                      9,222               2,440             3,651
   Research and development                                    4,286               3,003             4,825
   Expenses  relating to accounting  restatements and
     the related shareholder litigation (note 11)              2,387                 469                --
                                                          ----------      --------------      ------------
         Total operating expenses                             20,340               7,860            11,669
                                                          ----------      --------------      ------------
         Operating loss                                         (710)             (1,013)             (268)
Other income (expense):
   Interest income                                               416                 315               262
   Interest expense                                           (1,062)               (453)             (879)
   Other, net                                                    (43)                (28)              (32)
                                                          ----------      --------------      ------------
         Total other income (expense)                           (689)               (166)             (649)
                                                          ----------      --------------      ------------
         Net loss                                         $   (1,399)             (1,179)             (917)
                                                          ==========      ==============      ============
Loss per share, basic and diluted                         $    (0.20)              (0.17)            (0.16)
                                                          ==========      ==============      ============
Weighted average shares outstanding, basic
   and diluted                                             7,083,866           7,042,247         5,680,287
                                                          ==========      ==============      ============

See accompanying notes to financial statements.

                              VARI-L COMPANY, INC.

                       Statements of Stockholders' Equity
  Year ended June 30, 2001, six months ended June 30, 2000 (unaudited) and year ended December 31, 1999 (unaudited) (in thousands of dollars)

                                                                                     UNAMORTIZED
                                                     COMMON STOCK       ADDITIONAL      STOCK                         TOTAL
                                                  -------------------    PAID-IN     COMPENSATION   ACCUMULATED   STOCKHOLDERS'
                                                    SHARES    AMOUNT     CAPITAL        COST          DEFICIT         EQUITY
                                                  ----------  -------   ----------   ------------   -----------   -------------
Balance, January 1, 1999 (unaudited)               5,464,134   $   55       23,129           (341)      (19,497)          3,346

Warrants exercised (unaudited)                       665,000        7        6,311             --            --           6,318
Stock options exercised (unaudited)                  788,193        8        5,319             --            --           5,327
Common stock issued under employee stock
   purchase plan (unaudited)                          12,773       --           82             --            --              82
Common stock issued to profit sharing
   plan (unaudited)                                   12,851       --          101             --            --             101
Common stock issued under stock award
   plan (unaudited)                                   14,300       --           92             --            --              92
Common stock repurchased and retired
   (unaudited)                                       (11,768)       --         (89)            --            --             (89)
Stock options granted as compensation
   (unaudited)                                            --       --        5,536         (5,536)           --              --
Stock options forfeited (unaudited)                       --       --          (32)            32            --              --
Amortization of stock compensation cost
   (unaudited)                                            --       --           --            112            --             112
Net loss (unaudited)                                      --       --           --             --          (917)           (917)
                                                  ----------  -------   ----------   ------------   -----------   -------------

Balance, December 31, 1999 (unaudited)             6,945,483       70       40,449         (5,733)      (20,414)         14,372

Stock options exercised (unaudited)                  116,569        1          931             --            --             932
Common stock issued under employee stock
   purchase plan (unaudited)                           7,471       --           50             --            --              50
Common stock issued under stock award
   plan (unaudited)                                      900       --           17             --            --              17
Stock options forfeited (unaudited)                       --       --         (922)           922            --              --
Amortization of stock compensation cost
   (unaudited)                                            --       --           --            493            --             493
Net loss (unaudited)                                      --       --           --             --        (1,179)         (1,179)
                                                  ----------  -------   ----------   ------------   -----------   -------------

Balance, June 30, 2000                             7,070,423       71       40,525         (4,318)      (21,593)         14,685

Common stock issued under employee stock
   purchase plan                                      35,388       --           45             --            --              45
Common stock issued under stock award plan             1,350       --           11             --            --              11
Stock options forfeited                                   --       --         (219)           219            --              --
Amortization of stock compensation cost                   --       --           --            487            --             487
Reversal of stock compensation due to
   reformation (note 5)                                   --       --       (3,533)         3,533            --              --
Net loss                                                  --       --           --             --        (1,399)         (1,399)
                                                  ----------  -------   ----------   ------------   -----------   -------------

Balance June 30, 2001                              7,107,161  $    71       36,829            (79)      (22,992)         13,829
                                                  ==========  =======   ==========   ============   ===========   =============

See accompanying notes to financial statements.

                              VARI-L COMPANY, INC.

                             Statement of Cash Flows
                            (in thousands of dollars)

                                                                    YEAR ENDED     SIX MONTHS        YEAR ENDED
                                                                     JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
                                                                       2001           2000              1999
                                                                    ----------    --------------    ------------
                                                                                    (unaudited)     (unaudited)
Net loss                                                            $   (1,399)           (1,179)           (917)
Adjustments to reconcile net loss to cash provided by (used in)
   operating activities:
    Depreciation of property and equipment                               1,724               719           1,270
    Loss on disposal of assets                                              47                --              --
    Amortization of intangible assets                                       32                13              17
    Common stock issued under profit sharing and stock award plans          11                17             193
    Amortization of stock compensation                                     487               493             112
    Changes in operating assets and liabilities:
       Trade accounts receivable, net                                      (61)           (1,805)           (592)
       Inventories, net                                                  3,795            (2,970)         (1,043)
       Prepaid expenses and other current assets                          (454)             (168)             (2)
       Trade accounts payable                                           (2,513)            1,797            (247)
       Accrued compensation                                               (214)             (665)            331
       Other accrued expenses and liabilities                              360               169            (237)
                                                                    ----------    --------------    ------------
                 Total adjustments                                       3,214            (2,400)           (198)
                                                                    ----------    --------------    ------------
                 Cash provided by (used in) operating activities         1,815            (3,579)         (1,115)
                                                                    ----------    --------------    ------------
Cash flows from investing activities:
    Purchases of property and equipment                                 (2,034)           (1,699)         (1,939)
    Proceeds from sale of equipment                                         25                --              --
    Increase (decrease) in other assets                                     27               (85)            (56)
                                                                    ----------    --------------    ------------
                Cash used in investing activities                       (1,982)           (1,784)         (1,995)
                                                                    ----------    --------------    ------------

Cash flows from financing activities:
    Increase (decrease) in bank overdraft                                 (321)              321              --
    Proceeds from notes payable                                          1,480            11,500           3,043
    Payments of notes payable                                          (11,500)          (11,107)         (3,357)
    Proceeds from long-term obligations                                  1,500                --              41
    Payments of long-term obligations                                      (54)              (24)            (49)
    Proceeds from warrants exercised                                        --                --           6,318
    Proceeds from stock options exercised                                   --               932           5,327
    Proceeds from common stock issued under stock purchase plan             45                50              82
    Common stock repurchased                                                --                --             (89)
                                                                    ----------    --------------    ------------

                 Cash provided by (used in) financing activities        (8,850)            1,672          11,316
                                                                    ----------    --------------    ------------

                 Increase (decrease) in cash and cash equivalents       (9,017)           (3,691)          8,206

Cash and cash equivalents at beginning of period                        11,030            14,721           6,515
                                                                    ----------    --------------    ------------

Cash and cash equivalents at end of period                          $    2,013            11,030          14,721
                                                                    ==========    ==============    ============

Supplemental disclosure of cash flow information:
   Cash paid for interest                                           $    1,217               315             933
                                                                    ==========    ==============    ============
   Cash paid for income taxes                                       $       --                --              --
                                                                    ==========    ==============    ============

See accompanying notes to financial statements

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    DESCRIPTION OF BUSINESS

              Vari-L Company, Inc. (the Company) was founded in 1953 and is a manufacturer of electronic components. The Company designs, manufactures, and markets radio frequency and microwave signal processing components and other electronic devices used in the communications industry. The Company operates as a single business segment, and its products are sold to original equipment manufacturers of communication equipment who market their products in both commercial and military markets in the United States and internationally.

       (b)    CHANGE IN FISCAL YEAR END

              The Company's Board of Directors approved a change in the Company's year end to June 30, effective in 2000.

       (c)    USE OF ESTIMATES

              Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Significant assumptions inherent in the preparation of the accompanying financial statements include the provision for doubtful accounts, the provision for excess and obsolete inventories, the allowance for product warranties and returns, the estimated useful life of property and equipment and the estimated useful life of patents. Actual results could differ from those estimates.

       (d)    CASH EQUIVALENTS

              Cash equivalents at June 30, 2001 and 2000 consist of U.S. government securities money market funds. The Company considers all highly liquid debt instruments with maturities of three months or less at the date of purchase to be cash equivalents.

       (e)    INVENTORIES

              Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. A provision is recorded to reduce excess and obsolete inventories to their estimated net realizable value. The provision for excess and obsolete inventory included in cost of goods sold was $1,362,000 for the year ended June 30, 2001, $444,000 for the six months ended June 30, 2000 and $62,000 for the year ended December 31, 1999.

       (f)    PROPERTY AND EQUIPMENT

              Property and equipment are stated at cost. Plant and equipment under capital leases are recorded initially at the present value of the minimum lease payments. Depreciation and

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


              amortization of property and equipment is computed using the straight-line method over estimated useful lives of the respective assets, which range from 3 to 10 years.

              Included in property and equipment are assets under capital leases of $165,000 and $126,000 at June 30, 2001 and 2000, respectively.
              Accumulated amortization of assets under capital leases was $85,000 and $35,000 at June 30, 2001 and 2000, respectively.
              Amortization of assets under capital leases is included in depreciation expense.

              During the year ended June 30, 2001, six months ended June 30, 2000 and year ended December 31, 1999, equipment was acquired under capital lease financing transactions in the amounts of $35,000, $34,000 and $78,000 respectively.

       (g)    OTHER ASSETS

              Intangible assets, consisting of patents and trademarks, are recorded at cost and are included in other assets. Intangible assets of $368,000 and $312,000, net of accumulated amortization of $109,000 and $77,000 at June 30, 2001 and 2000, respectively, are being amortized on a straight-line basis over an estimated useful life of 10 years.

       (h)    STOCK COMPENSATION PLANS

              The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its fixed award stock options. As such, compensation expense is recorded only if the current market price of the underlying common stock exceeds the exercise price of the option on the date of grant. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.

       (i)    INCOME TAXES

              Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              Deferred tax assets are reduced by a valuation allowance for the portion of such assets for which it is more likely than not the amount will not be realized. Deferred tax assets and

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


              liabilities are classified as current or noncurrent based on the classification of the underlying asset or liability giving rise to the temporary difference or the expected date of utilization of the carryforwards.

       (j)    EARNINGS PER SHARE

              The Company computes earnings (loss) per share in accordance with the requirements of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). SFAS 128 requires the disclosure of "basic" earnings per share and "diluted" earnings per share.

              Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding increased for potentially dilutive common shares outstanding. The effect of potentially dilutive common shares represented by stock options outstanding (see note 5) was anti-dilutive for the year ended June 30, 2001, six months ended June 30, 2000 and the year ended December 31, 1999.

       (k)    RESEARCH AND DEVELOPMENT AND ADVERTISING COSTS

              Research and development and advertising costs are expensed when incurred. Research and development expense for the year ended June 30, 2001, six months ended June 30, 2000 and the year ended December 31, 1999 totaled $4,286,000, $3,003,000 and $4,852,000, respectively. This amount is comprised of product development expenses of $2,252,000, $1,046,000 and $1,606,000, respectively, which are the design costs associated with customized products for customers and research expenses of $2,034,000, $1,957,000 and $3,246,000, respectively, which are costs associated with the development of new product lines. Advertising costs were $230,000, $164,000 and $325,000 for the year ended June 30, 2001, six months ended June 30, 2000 and for the year ended December 31, 1999, respectively.

       (l)    LONG-LIVED ASSETS

              The Company reviews long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

       (m)    REVENUE RECOGNITION

              Revenues are recognized at the time of shipment. Provisions are made for sales discounts and allowances at the time product sales are recognized.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       (n)    PRODUCT WARRANTIES AND RETURNS

              Product warranties and returns are provided for in the period the products are sold. The Company provides a one-year warranty on most of its products. As the majority of its products are built to customer specifications, the Company generally does not accept product returns. Historically, warranty expense and product returns have been insignificant.

       (o)    UNAUDITED FINANCIAL INFORMATION

              The accompanying financial statements of the Company for the six months ended June 30, 2000 and for the year ended December 31, 1999 have been prepared without audit. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented.

(2)    INVENTORIES

       Inventories, net of allowances for excess and obsolete items, consist of the following:

                                 JUNE 30,     JUNE 30,
                                   2001         2000
                                 --------     --------
                               (in thousands of dollars)
       Finished goods            $    463          364
       Work-in-process                623        1,227
       Raw materials                2,554        5,844
                                 --------     --------

                                 $  3,640        7,435
                                 ========     ========

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)



(3)    NOTES PAYABLE AND LONG-TERM OBLIGATIONS

       Notes payable and long-term obligations consist of the following:

                                                          JUNE 30,          JUNE 30,
                                                            2001              2000
                                                          --------          --------
                                                           (in thousands of dollars)
      Notes payable under new Credit Facility (a):
           Revolving loan                                 $  1,481                --
           Term loan                                         1,500                --
      Notes payable under former credit facility (a)            --            11,500
      Promissory notes (b)                                      21                67
      Capital lease obligations (c)                             83                91
                                                          --------          --------

                                                             3,085            11,658
      Less current installments                              1,764            11,566
                                                          --------          --------

               Long-term obligations                      $  1,321                92
                                                          ========          ========

       Future maturities of notes payable and long-term obligations as of June 30, 2001 are as follows:

Year ending June 30:              (in thousands
                                   of dollars)
    2002                           $      1,764
    2003                                    246
    2004                                  1,075
                                   ------------

                                   $      3,085
                                   ============


      (a)    BANK CREDIT FACILITIES

              On June 28, 2001, the Company entered into a credit agreement with Wells Fargo Business Credit, Inc. The Credit Facility provides for a $6,000,000 secured revolving line of credit ("Revolving Loan"), a $2,500,000 secured term loan ("Term Loan"), and $1,500,000 secured capital expenditures loan ("Capital Expenditures Loan") (collectively "the Credit Facility").

              In September 2001, the Credit Facility was amended to establish revised financial covenants for the fiscal years ending June 30, 2002 and June 30, 2001.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


              The Credit Facility is secured by substantially all of the Company's accounts receivable, inventories and equipment and is subject to covenants that, among other things, impose limitations on capital expenditures and investments, restrict certain payments and distributions and require the Company to maintain certain financial ratios.

              The Revolving Loan matures on June 28, 2004 and has interest payable in monthly installments at the prime rate plus 0.5%. The interest rate at June 30, 2001 was approximately 7.25%. The Company is required to pay an unused credit line fee of 0.25% per annum on the average daily unused amount. The unused line fee is payable monthly in arrears. At June 30, 2001, the Company had additional borrowing availability of $3,868,000 under its Revolving loan, calculated using a formula based on inventories and accounts receivable aged less than 90 days.

              The Term Loan and Capital Expenditures Loan mature on June 28, 2004 and have principal and interest payable in monthly installments at the prime rate plus 1% amortized over seven and five years, respectively. The interest rate on the loans outstanding at June 30, 2001 approximated 7.75%.

              The Company is required to pay a minimum interest charge on the Credit Facility of $30,000 per calendar quarter.

              Proceeds from the Credit Facility were used to repay the amount outstanding under the former credit facility, which included a $20,000,000 revolving line of credit. The former credit facility provided for interest based on the prime rate plus a margin (9.5% at June 30, 2000). The former credit facility was secured by receivables, inventory, property and equipment. The loans under the former credit facility were classified as current at June 30, 2000 because the Company determined that it was in default of certain provisions of the related loan agreement on that date.

              Debt issuance costs are being amortized over the straight-line method over the term of the Revolving Loan. No amortization expense related to issuance costs for the Credit Facility has been recorded for the year ended June 30, 2001.

       (b)    PROMISSORY NOTES

              The Company has financed the purchase of vehicles with promissory notes bearing interest at rates ranging from 7.75% to 8.5%. Monthly principal and interest payments totaling $2,651 are required. The notes mature on various dates, ranging from November 2001 to April 2003.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       (c)    LEASES

              The Company is obligated under various capital leases for certain machinery and equipment that expire at various dates during the next three years. The Company also has noncancelable operating leases primarily for corporate office and manufacturing facilities. Rent expense was $835,000 for the year ended June 30, 2001, $389,000 for the six months ended June 30, 2000 and $786,000 for the year ended December 31, 1999.

              The Company leases certain corporate office and manufacturing facilities under long-term operating leases from the Company's Chief Scientific Officer and from a partnership in which he is a partner. The leases expire in 2002 through 2005 and contain options to extend the terms of the leases. Total rent expense associated with these leases was $169,000 for the year ended June 30, 2001, $84,000 for the six months ended June 30, 2000, and $169,000 for the year ended December 31, 1999.

              Future minimum capital lease payments and future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of June 30, 2001 are as follows:

                                                         CAPITAL   OPERATING
                                                         LEASES     LEASES
                                                         -------   ---------
                                                      (in thousands of dollars)
Year ending June 30,
  2002                                                   $    59         832
  2003                                                        27         702
  2004                                                         4         627
  2005                                                        --         624
  2006                                                        --         538
  Thereafter                                                  --       3,544
                                                         -------   ---------

             Total minimum lease payments                     90   $   6,867
                                                                   =========
Less amount representing interest                              7
                                                         -------

             Present value of net minimum capital
                 lease payments                               83
Less current installments of obligations under
    capital leases                                            53
                                                         -------

             Obligations under capital leases,
                 excluding current installments          $    30
                                                         =======

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


 (4)   INCOME TAXES

       For the year ended June 30, 2001, six months ended June 30, 2000, and for the year ended December 31, 1999, the Company recorded no provision for federal or state income taxes since a valuation allowance was provided for the income tax benefit of the net operating losses incurred during those periods.

       Income tax benefit attributable to net loss differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax loss as a result of the following:


                                                                    YEAR ENDED     SIX MONTHS        YEAR ENDED
                                                                     JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
                                                                       2001           2000              1999
                                                                    ----------    --------------    ------------
                                                                              (in thousands of dollars)
       Income tax benefit at federal statutory tax rate             $     (490)        (413)            (321)
       State income taxes, net of federal tax effect                       (43)         (36)             (28)
       Officers' life insurance                                             53           18               33
       Non-deductible meals and entertainment expenses                      11            2                4
       Other                                                                 5          (15)              45
       Increase in valuation allowance for net
          deferred tax assets                                              464          444              267
                                                                    ----------      -------           ------

       Actual income tax expense (benefit)                          $       --           --               --
                                                                    ==========      =======           ======

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       Significant components of deferred tax balances were as follows:

                                                                          JUNE 30,      JUNE 30,
                                                                            2001          2000
                                                                         ----------    ----------
                                                                         (in thousands of dollars)
Deferred tax assets:
   Allowance for doubtful accounts recognized for financial
      reporting purposes                                                 $      106            67
   Inventory reserve recognized for financial reporting purposes                923         1,012
   Intangible assets, due to differences in amortization methods                 16            12
   Other accounts and reserves accrued for financial reporting
      purposes                                                                  412            27
   Stock compensation expense recognized for financial
      reporting purposes                                                        373           539
   Net operating loss carryforwards                                          11,067        10,675
                                                                         ----------    ----------

                                                                             12,897        12,332
   Less valuation allowance                                                 (12,534)      (12,070)
                                                                         ----------    ----------

             Total deferred tax assets                                   $      363           262
                                                                         ==========    ==========

Deferred tax liabilities:
   Property and equipment, due to differences in depreciation
      methods                                                            $     (363)         (262)
                                                                         ----------    ----------

             Total deferred tax liabilities                                    (363)         (262)
                                                                         ----------    ----------

             Net deferred tax assets (liabilities)                       $       --            --
                                                                         ==========    ==========

       In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon management's projections of future taxable income and future taxable income generated from the reversal of deferred tax liabilities over the periods in which the deferred tax assets are deductible, management does not believe that it is more likely than not that the Company will realize the benefits of these deductible differences. Accordingly, a valuation allowance equal to the balance of net deferred tax assets has been recognized as of June 30, 2001, June 30, 2000 and December 31, 1999. The increase in the valuation allowance for net deferred tax assets was $464,000 for the year ended June 30, 2001 and $1,125,000 for the six months ended June 30, 2000, including $0 and $681,000 attributable to deductions for stock options exercised in excess of the compensation recorded for financial reporting purposes, respectively.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       The Company has net operating loss carryforwards for federal income tax purposes of approximately $29,053,000 at June 30, 2001, expiring through 2020. A portion of the net operating loss carryforwards relate to excess stock option deductions for tax purposes. The valuation allowance at June 30, 2001 includes approximately $2,568,000 attributable to excess stock option deductions. If realized, the benefit will be recorded as an increase in additional paid-in capital.

(5)    STOCK COMPENSATION PLANS

       The Company has three stock-based compensation plans. The Company applies the intrinsic value method in accounting for its stock compensation plans. For the year ended June 30, 2001, six months ended June 30, 2000 and the year ended December 31, 1999, the Company recognized employee stock compensation expense under these plans of $532,000, $510,000 and $305,000 respectively. Had compensation cost been determined on the basis of fair value, net loss and loss per share would have been increased to the following pro forma amounts:


                              YEAR ENDED     SIX MONTHS        YEAR ENDED
                               JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
                                 2001           2000              1999
                              ----------    --------------    ------------
                                        (in thousands of dollars)
       Net loss:
          As Reported         $   (1,399)        (1,179)            (917)

          Pro Forma           $   (3,837)        (2,235)          (2,364)

       Loss Per Share:
          As Reported         $    (0.20)         (0.17)           (0.16)

          Pro Forma           $    (0.54)         (0.32)           (0.42)


       (a)    STOCK OPTION PLAN

              The Company has a stock option plan which provides for the grant of incentive stock options, nonqualified stock options and stock appreciation rights to officers, directors or employees of, as well as advisers and consultants to, the Company.

              The Company has reserved 3,624,000 shares of its common stock for issuance upon exercise of options and rights granted under the plan. In March 2000, the stock option plan was amended to increase the number of shares reserved under the plan from 3,270,000 to 3,624,000. Typically, rights and options have been granted which vest over three to five years, become fully vested upon a change in control of the Company, and expire 10 years from the date of issuance. Certain options granted to senior management were vested upon issuance or over a shorter vesting period. The exercise price was equal to the market value of the Company's common stock on the grant date or the average of the market value over a stated period of time prior to the grant date.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


              For stock options granted at an exercise price less than the market value of the common stock at the date of grant, stock compensation cost is recorded based on the difference between the market value of the common stock at the date of grant and the exercise price of the option. For options that are vested on the date of grant, the related stock compensation cost is expensed immediately. Unamortized employee stock compensation cost is recorded as a separate component of stockholders' equity and amortized to expense over the vesting period of the related options.

              The plan provides that each non-executive member of the Board of Directors receive options to purchase 500 shares of common stock for attending each meeting of the Board of Directors, a committee of the Board, or a meeting with management of the Company or other directors for Company business or affairs.

              Following is a summary of stock option activity during the year ended December 31, 1999, the six months ended June 30, 2000 and the year ended June 30, 2001:

                                                               WEIGHTED
                                           NUMBER OF           AVERAGE
                                            OPTIONS         EXERCISE PRICE
                                           ----------       --------------
Outstanding at January 1, 1999              1,758,620       $         7.91
    Granted:
       At less than market price              355,397                18.62
       At market price                         20,000                10.00
       At greater than market price           209,500                 6.63
    Exercised                                (788,193)                6.76
    Forfeited                                 (28,001)                7.81
                                           ----------

Outstanding at December 31, 1999            1,527,323                10.73
    Granted at market price                    32,000                16.35
    Exercised                                (116,569)                7.99
    Forfeited                                (115,169)               13.75
                                           ----------

Outstanding at June 30, 2000                1,327,585                10.84
    Granted at market price                   224,500                 2.68
    Exercised                                      --                   --
    Forfeited                                 (32,535)               19.62
                                           ----------

Outstanding at June 30, 2001                1,519,550                12.30
                                           ==========

Options exercisable at December 31, 1999      551,542                 8.52
                                           ==========

Options exercisable at June 30, 2000          667,062                 8.90
                                           ==========

Options exercisable at June 30, 2001          956,569                 9.95
                                           ==========

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


              Following is a summary of the status of stock options outstanding at June 30, 2001:

                                     OUTSTANDING OPTIONS           EXERCISABLE OPTIONS
                             ---------------------------------    ---------------------
                                          WEIGHTED
                                           AVERAGE    WEIGHTED                 WEIGHTED
                                          REMAINING   AVERAGE                   AVERAGE
                EXERCISE                 CONTRACTUAL  EXERCISE                 EXERCISE
              PRICE RANGE      NUMBER       LIFE        PRICE       NUMBER       PRICE
             --------------  ----------  -----------  --------    ----------   --------
             $ 0.00 -  3.45     202,750      8.9      $   2.21        48,750   $   2.35
               3.46 -  6.90     177,501      8.0          5.97       107,500       6.14
               6.91 - 10.35     830,877      6.0          8.77       706,240       8.83
              10.36 - 13.80      20,500      7.7         11.89        20,500      11.89
              13.81 - 17.25      11,500      8.3         15.53        11,500      15.53
              17.26 - 24.15       1,500      8.8         18.56         1,500      18.56
              24.16 - 27.60       3,000      8.6         26.75         3,000      26.75
              27.61 - 31.05       2,000      8.6         28.50         2,000      28.50
              31.06 - 34.50     269,922      8.5         34.50        55,579      34.50
                             ----------                           ----------

                              1,519,550      7.1      $  12.30       956,569   $   9.95
                             ==========                           ==========

              In December 2000, the Company's Compensation Committee reformed the terms of stock options to purchase 350,397 shares which had been granted by the Committee on December 27, 1999 to change the option exercise price from a 60-day average price of $18.76 to $34.50, the market price of the Company's common stock on the date of grant. After the reformation, the Company informed the holders of the affected options of the change. All of the option holders expressly acknowledged and accepted the change in the option exercise price. As a result of the change, the Company recorded an adjustment in December 2000 of $3,533,000 to reverse unamortized compensation cost relating to these options.

              Compensation cost for the SFAS 123 pro forma amounts disclosed above was estimated using the Black-Scholes option-pricing model with the following assumptions for the year ended June 30, 2001: no expected dividend yield, volatility of 212%, risk free interest rate of 5.7% and an expected life of 6.3 years. Assumptions for the six months ended June 30, 2000 were: no expected dividend yield, volatility of 72%, risk free interest rate of 5.7% and an expected life of 5.8 years. Assumptions for the year ended December 31, 1999 were: no expected dividend yield, volatility of 72%, risk free interest rate of 4.9% and an expected life of 5.3 years. The weighted average fair value of options granted at market price during the year ended June 30, 2001 was $2.66, the six months ended June 30, 2000 was $10.95 and during the year ended December 31, 1999 was $6.06. During the year ended December 31, 1999, the weighted average fair value of options granted at less than market price was $25.90 and the weighted average fair value of options granted at greater than market price was $3.91.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       (b)    EMPLOYEE STOCK PURCHASE PLAN

              In 1995, the Company adopted an employee stock purchase plan. Eligible employees may designate up to ten percent of their earnings, through payroll deductions, to purchase shares of the Company's common stock. The purchase price is equal to 85 percent of the fair market value of the common stock on specified dates. A total of 800,000 common shares have been reserved for issuance under the plan, and the maximum number of shares to be issued in any annual period is 200,000. The plan is considered non-compensatory under APB No. 25, and therefore no expense was reported in the Company's statements of operations.

              The plan is considered compensatory under SFAS No. 123,and therefore, compensation cost for the SFAS No. 123 pro forma amounts disclosed above was estimated using the Black-Scholes option-pricing model with the following assumptions for the year ended June 30, 2001: no expected dividend yield, volatility of 212%, risk free interest rate of 5.7% and an expected life of 1.0 year. Assumptions for the six months ended June 30, 2000 were: no expected dividend yield, volatility of 72%, risk free interest rate of 5.3% and an expected life of 1.0 year. Assumptions for the year ended December 31, 1999 were: no expected dividend yield, volatility of 72%, risk free interest rate of 4.3% and an expected life of 1.0 year. The weighted-average fair value of stock purchase rights granted during the year ended June 30, 2001 was $1.11, six months ended June 30, 2000 was $0.38 and during the year ended December 31, 1999 was $1.99.

       (c)    STOCK AWARD PLAN

              In 1996, the Company adopted a stock award plan under which shares of common stock can be awarded to the Company's officers, directors, employees, consultants, and advisors. The Company reserved 100,000 shares of its common stock for issuance under the stock award plan. Stock compensation cost is recognized based on the market value of the common stock on the date of the award. During the year ended December 31, 1999, 12,500 shares of common stock were issued to two officers as compensation for their performance in 1998. The fair market value of the shares issued in 1999 of $75,000 was recorded as compensation expense in 1998.

              The plan includes a provision for automatic awards of 50 shares per month to non-management members of the Company's Board of Directors who serve on the Company's audit or compensation committees. During the year ended June 30, 2001, 1,350 shares with a fair market value of $45,000 were issued under this plan. During the six months ended June 30, 2000, 900 shares with a fair market value of $17,000 were issued under this provision of the plan. During the year ended December 31, 1999, 1,800 shares with a fair market value of $17,000 were issued under this provision of the plan.

(6)    PROFIT SHARING AND RETIREMENT PLANS

       During 1990, the Company adopted a qualified profit sharing plan for its employees. Annual contributions to the plan, which may be in the form of cash or shares of the Company's common stock, are determined by the Board of Directors in its sole discretion. During the year ended June 30,

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       2001, the Company made no contributions to the Plan. During the six months ended June 30, 2000, the Company contributed $14,000 in cash to the Plan and during the year ended December 31, 1999, the Company contributed 12,851 shares of common stock valued at $101,000 to the Plan.

       During 1998, the Company adopted a 401(k) plan to which employees may contribute up to 15 percent of their pay. The Company may make discretionary matching contributions to the plan. No matching contributions were made during the year ended June 30, 2001, six months ended June 30, 2000 or during the year ended December 31, 1999.

(7)    EMPLOYMENT AGREEMENTS

       Effective June 1, 1997, the Company entered into four-year employment agreements with two officers which provide for minimum annual base salaries during the officers' employment with the Company, and severance pay in the event of termination. In the case of involuntary termination by the Company, severance payments are equal to the greater of the officer's annual base salary multiplied by the remaining term of the agreement or 2.99 times the officer's average annual compensation over the last five years. In the case of voluntary termination or retirement, the senior officer will be entitled to (i) one-half of his annual base salary as severance pay, (ii) be engaged as a consultant for a period of up to five years for which he is paid a fee equal to 50 percent of his annual base salary upon termination of employment, and (iii) an annual retirement benefit equal to 25 percent of his annual base salary payable during the period he provides consulting services to the Company. All unvested stock awards and options and stock appreciation rights previously granted to the officers will fully vest in the event of a change of control of the Company or an involuntary termination. In addition, the officers have agreed they will not compete against the Company for a period of one year after termination or expiration of their respective employment agreements, or the period covered by any consulting arrangement or retirement benefit, whichever is greater.

       Effective August 1, 2000, one of the officers entered into a Termination and Consulting Agreement, the terms of which supersede his employment agreement. The Company agreed to engage the officer as a consultant for the period from August 1, 2000 through July 31, 2001. Under this agreement, the consultant was to receive compensation of $195,000 along with certain other benefits. The officer is not currently being paid this compensation by the Company.

       In September 2000, the Company also entered into stay bonus agreements with a number of key personnel. The agreements provide for bonuses to be paid quarterly through August 31, 2001. The maximum amount payable under these agreements totals approximately $500,000.

       The Company is also a party to employment agreements with five other officers which provide for minimum base salaries ranging from $125,000 to $235,000 for terms of two to three years. The agreements provide for severance pay based on their annual salary for periods ranging from six months to one year in the event of involuntary termination.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


(8)    RELATED PARTY TRANSACTIONS

       As described in note 3, the Company leases certain facilities from the Company's Chief Scientific Officer and a partnership in which he is a partner.

       The Company is contingently liable for guarantees of indebtedness owed by former and current senior officers of the Company to a former officer. The maximum amount of this contingent liability at June 30, 2001 was approximately $94,000.

(9)    FINANCIAL INSTRUMENTS

       At June 30, 2001 and 2000, the Company had approximately $610,000 and $11,029,000 respectively, invested in a U.S. government securities money market fund. The money market fund invests in United States government securities and is not otherwise federally insured.

       Disclosures of fair value information about certain financial instruments is presented in accordance with the requirements of Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments. The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturities of these instruments. The carrying amounts of the Company's notes payable and long-term obligations at June 30, 2001 and 2000 approximate their fair values since the instruments carry a variable rate of interest or a rate that approximates current rates.

(10)   SIGNIFICANT CUSTOMERS

       The Company's products are sold to original equipment manufacturers of communications equipment, either in commercial or military markets. During the year ended June 30, 2001, the Company's three largest customers accounted for approximately 25.0%, 14.6%, and 12.7%, respectively, of total net sales. Accounts receivable at June 30, 2001 for these three customers were $1,803,000, $225,000 and $1,060,000 respectively. During the six months ended June 30, 2000, the Company's three largest customers accounted for approximately 20.4%, 14.3% and 13.5%, respectively, of total net sales. Accounts receivable at June 30, 2000 for these three customers were $678,000, $1,451,000 and $602,000 respectively. During the year ended December 31, 1999, the Company's two largest customers accounted for approximately 21.6% and 14.8%, respectively, of total net sales. Accounts receivable at December 31, 1999 for these two customers were $114,000 and $1,399,000, respectively. The Company performs credit evaluations of its customers but generally does not require collateral. Receivables due from foreign customers are generally insured by a private indemnity company; otherwise, letters of credit are required of foreign customers.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       The Company produces and sells electronic components in four product lines. Sales for each of the product lines for the year ended June 30, 2001, six months ended June 30, 2000 and for the year ended December 31, 1999 were as follows:


                                         YEAR ENDED     SIX MONTHS        YEAR ENDED
                                          JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
                                            2001           2000              1999
                                         ----------    --------------    ------------
                                                   (in thousands of dollars)
Commercial Signal Source Components      $   34,898        14,608           18,658
Hi-Rel Signal Source Components               2,809         1,238            2,324
Military Signal Processing Components         1,318           668            1,629
Radio Frequency Passive Components            2,352           644            1,601
                                         ----------       -------          -------

                                         $   41,377        17,158           24,212
                                         ==========       =======          =======

       The Company attributes sales to foreign customers based on the country to which the products are shipped. During the year ended June 30, 2001, six months ended June 30, 2000, and the year ended December 31, 1999, the Company made sales to customers located in foreign countries as follows:


                                         YEAR ENDED     SIX MONTHS        YEAR ENDED
                                          JUNE 30,     ENDED JUNE 30,    DECEMBER 31,
                                            2001           2000              1999
                                         ----------    --------------    ------------
                                                   (in thousands of dollars)
             England                     $    5,393         3,938            6,121
             Finland                          4,110         1,297            1,698
             Italy                            4,788         1,142              399
             Germany                          4,731         1,142              461
             Canada                           1,540           567              722
             Sweden                           1,527           481            1,432
             Other                            4,325         1,126            1,987
                                         ----------       -------          -------
                                         $   26,414         9,693           12,820
                                         ==========       =======          =======


 (11)  EXPENSES OF ACCOUNTING RESTATEMENTS AND RELATED MATTERS

       As discussed in note 12, in early 2000, management of the Company commenced efforts to restate its previously issued financial statements after being notified by the Securities and Exchange Commission (the Commission) that the Commission was investigating its accounting and reporting practices. Certain costs incurred in conjunction with these efforts have been separately classified on the Company's statements of operations as "expenses relating to accounting restatements and the

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       related shareholder litigation". Expenses included in this classification include the cost of external counsel for services provided in connection with shareholder lawsuits and the Commission's investigation of the Company, the cost of certain consultants and temporary labor hired to assist in the accounting restatements, and reimbursements to current and former employees of the Company for their legal fees and expenses.

(12)   LITIGATION, COMMITMENTS AND CONTINGENCIES

         In December of 1999, the Company learned that the U.S. Securities and Exchange Commission (the "Commission") was conducting an investigation to determine whether there were violations of the federal securities laws by the Company or any of its officers, directors, or employees. The Commission's investigation was focused primarily on the Company's prior financial reporting and its accounting practices and procedures. In September 2001, the Commission and the Company agreed to a settlement under which the Company, without admitting or denying that it violated any laws, will consent to the entry of an injunction prohibiting future violations by the Company of certain of the reporting, proxy and antifraud provisions of the Securities Exchange Act of 1934. The proposed settlement would not require the Company to pay any civil penalties or money damages. The settlement is subject to court approval. The Company's settlement with the Commission will not resolve or affect actions or proceedings by the Commission against any current or former officers of the Company arising out of the same investigation.

              A NUMBER OF PRIVATE SHAREHOLDER CLASS ACTIONS ALLEGING VIOLATIONS OF FEDERAL SECURITIES LAWS WERE FILED AGAINST THE COMPANY IN THE U.S. DISTRICT COURT FOR THE DISTRICT OF COLORADO BEGINNING IN JUNE 2000.
       ON AUGUST 30, 2000, ALL OF THESE CLASS ACTIONS WERE CONSOLIDATED INTO A SINGLE ACTION, RASNER V. VARI-L COMPANY, INC., ET. AL., CIV. NO. 00-S-1181, U.S.D.C., D. COLO. LEAD COUNSEL FOR THE PLAINTIFF CLASS MEMBERS HAVE BEEN APPOINTED, BUT PURSUANT TO THE COURT'S ORDER, THE COMPANY'S OBLIGATION TO RESPOND TO THE COMPLAINTS HAS BEEN DEFERRED UNTIL SUCH TIME AS THE LEAD PLAINTIFF FILES AN AMENDED COMPLAINT. AS OF SEPTEMBER 17, 2001, AN AMENDED COMPLAINT HAS NOT YET BEEN FILED.

       The various class action complaints were filed on behalf of persons who purchased shares of the Company's stock between 1997 and sometime in 2000 (the "Class Period"). All of the complaints name the Company; David G. Sherman, the Company's former President and Chief Executive Officer; Joseph H. Kiser, the Company's Chief Scientific Officer and former Chairman; and Jon L. Clark, the Company's former Chief Financial Officer, as defendants. Some of the complaints also name Derek L. Bailey, the Company's former Executive Vice President of Sales and Marketing, as an additional defendant. The various complaints allege that the Company's financial statements for the years 1997, 1998 and 1999 did not conform to generally accepted accounting principles and were materially false and misleading. The complaints allege violations of Section 10(b) of the Securities Exchange Act of 1934; and seek to impose "control person" liability on the individual defendants

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       pursuant to Section 20(a) of the Exchange Act. The complaints generally seek compensatory damages in an unspecified amount, attorneys' fees and costs of suit, equitable and injunctive relief as permitted by law, including the imposition of a constructive trust on the assets of the individual defendants, and any other relief the court deems just and proper.

       Although the Company has had settlement discussions with the class representatives, there can be no assurance that a settlement acceptable to the Company can be reached or that any settlement reached will not have a material adverse effect on the Company. In addition, the individual defendants in the class action may have claims against the Company for indemnification of their cost of defense, which claims may be material.

       On August 4, 2000, a shareholder derivative action was filed purportedly on behalf of the Company in Colorado state court in Denver. The Company was named in that action as a nominal defendant. A shareholder derivative action is a state law action in which shareholders assert claims against third parties on behalf of the corporation. The derivative complaint alleges some of the same facts as were asserted in the class actions in federal court and claims that those facts demonstrate that the officers named in the class actions, as well as the Company's directors, breached their fiduciary duties to the Company and the shareholders in connection with the Company's erroneous reporting of its financial results.

       On April 3, 2001, the Colorado District Court dismissed the derivative action, without prejudice, based on the plaintiff's admitted failure to make demand upon the other shareholders to bring the claims before filing suit. Since the dismissal, counsel for the derivative plaintiff has requested access to the Company's shareholder list, presumably to make the previously omitted demand on shareholders in preparation for refiling the action, but no such action has been filed.

       On June 5, 2001, Agricultural Excess and Surplus Insurance Company ("AESIC"), which had issued to the Company a $2.5 million excess directors and officers liability insurance policy for the period of time covered by the shareholder and class action litigation referenced above, filed suit in U.S. District Court in Denver asking the court to find that it is not obligated to provide coverage, or in the alternative, seeking permission to rescind its policy. The Company is reviewing the claim and intends to take all steps necessary to ensure that the coverage to which it is entitled, and for which it has paid, remains in force. The Company has had preliminary discussions with AESIC, but there can be no assurance that a mutually acceptable resolution can be reached with AESIC.

       The Company is also seeking coverage from Reliance Insurance Company, the issuer of the $5 million primary directors and officers liability insurance policy in effect at the same time as the AESIC policy. Reliance Insurance has not yet informed the Company whether it intends to dispute coverage under its policy as AESIC has done. Reliance Insurance is currently operating under the supervision of the Pennsylvania Insurance Commission pursuant to an Order of Rehabilitation against the insurer. In addition, the parent corporation of Reliance Insurance, Reliance Holdings, is currently in bankruptcy reorganization. The Pennsylvania Insurance Commissioner has indicated that, in general, policy benefits of Reliance Insurance policyholders will continue to be paid in accordance with the terms of the policies. There can be no assurance, however, that Reliance Insurance will not dispute its obligation to provide coverage to the Company or its officers and

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)


       directors or that, even if it does not contest such coverage, that it will have the financial resources to satisfy its obligations to the Company and its other insureds. Any such failure by Reliance Insurance could have an adverse effect on the Company's ability to settle the class action litigation and on the Company's liability for indemnification of its officers and directors.

       As of September 17, 2001, the Company is unable to reasonably estimate the possible loss associated with these matters.

       The Company is a party to other legal proceedings and claims in the ordinary course of its business. The Company believes that the outcome of these other matters will not have a material adverse affect on its financial condition, results of operations or liquidity.

                              VARI-L COMPANY, INC.

                          Notes to Financial Statements

                         June 30, 2001 and June 30, 2000

           (Information for the six months ended June 30, 2000 and as of and for the year ended December 31, 1999 is unaudited)



(13)     QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of the unaudited quarterly financial information:

                                                                   Quarters Ended
                                               -------------------------------------------------------
                                                September 30,    December 31,    March 31,    June 30,
                                                    2000             2000          2001         2001
                                               --------------    ------------    ---------    --------
                                                (in thousands of dollars, except per share amounts)
Net sales                                      $       11,495          10,894       10,000       8,988
                                               ==============    ============    =========    ========
Gross profit                                            5,357           5,189        5,561       3,523
                                               ==============    ============    =========    ========
Operating income (loss)                                   (50)            220          215      (1,095)
                                               ==============    ============    =========    ========
Net income (loss)                                        (201)            (10)          43      (1,231)
                                               ==============    ============    =========    ========
Basic and diluted earnings per share                    (0.03)              *         0.01       (0.17)
                                               ==============    ============    =========    ========


                                                                   Quarters Ended
                                               -------------------------------------------------------
                                                September 30,    December 31,    March 31,    June 30,
                                                    1999             1999          2000         2000
                                               --------------    ------------    ---------    --------
                                                (in thousands of dollars, except per share amounts)
Net sales                                      $        6,526           6,914        7,747       9,410
                                               ==============    ============    =========    ========
Gross profit                                            3,073           3,136        3,348       3,500
                                               ==============    ============    =========    ========
Operating income (loss)                                   195            (313)         (96)       (916)
                                               ==============    ============    =========    ========
Net income (loss)                                          42            (442)        (191)       (987)
                                               ==============    ============    =========    ========
Basic and diluted earnings per share                     0.01           (0.07)       (0.03)      (0.14)
                                               ==============    ============    =========    ========


         *  Loss per share is less than $.01

                              VARI-L COMPANY, INC.

                 Schedule II - Valuation and Qualifying Accounts
                            (in thousands of dollars)

                                              BALANCE AT                                 BALANCE AT
                                              BEGINNING                                     END
                DESCRIPTION                   OF PERIOD   ADDITIONS(a)   DEDUCTIONS(b)   OF PERIOD
-----------------------------------------     ----------  ------------   -------------   ----------
Year ended June 30, 2001:
    Allowance for doubtful accounts           $      175           155             (51)         279
    Allowance for excess and obsolete
      inventories                                  2,659         1,362          (1,598)       2,423
    Reserve for product warranties and
      returns                                         42            31             (42)          31
                                              ----------  ------------   -------------   ----------

                Total                         $    2,876         1,548          (1,691)       2,733
                                              ==========  ============   =============   ==========

Six months ended June 30, 2000 (unaudited):
    Allowance for doubtful accounts           $      208            78            (111)         175
    Allowance for excess and obsolete
      inventories                                  2,215           444              --        2,659
    Reserve for product warranties and
      returns                                          7            35              --           42
                                              ----------  ------------   -------------   ----------

                Total                         $    2,430           557            (111)       2,876
                                              ==========  ============   =============   ==========

Year ended December 31, 1999 (unaudited):
    Allowance for doubtful accounts           $       86           216             (94)         208
    Allowance for excess and
       obsolete inventories                        2,172            62             (19)       2,215
    Reserve for product warranties
       and returns                                    --             7              --            7
                                              ----------  ------------   -------------   ----------

                Total                         $    2,258           285            (113)       2,430
                                              ==========  ============   =============   ==========


Notes:
(a) Amounts charged to costs and expenses.
(b) Bad debt write-offs and charges to reserves.


See accompanying auditor's report

                                   SCHEDULE C





                              VARI-L COMPANY, INC.

                              Financial Statements


                                March 31, 2002

                              VARI-L COMPANY, INC.

                                 March 31, 2002

                                      Index



Part I.           Financial Information

     Item 1.      Financial Statements:

         Balance Sheets, March 31, 2002 (unaudited) and June 30, 2001                                     C-1

         Statements of Operations, three months ended March 31, 2002 and 2001
             and nine months ended March 31, 2002 and 2001 (unaudited)                                    C-3

         Statement of Stockholders' Equity, nine months ended March 31,
             2002 (unaudited)                                                                             C-5

         Statements of Cash Flows, nine months ended March 31, 2002
             and 2001 (unaudited)                                                                         C-6

         Notes to Financial Statements (unaudited)                                                        C-7

                              VARI-L COMPANY, INC.

                                 Balance Sheets

                            (in thousands of dollars)




                                                                                    MARCH 31,          JUNE 30,
                             ASSETS                                                   2002               2001
                                                                                   ------------      ------------
                                                                                   (unaudited)
Current assets:
     Cash and cash equivalents                                                     $      1,604             2,013
     Trade accounts receivable, net of allowance for doubtful
        accounts of $228 and $279, respectively                                           2,752             5,942
     Inventories                                                                          2,851             3,640
     Prepaid expenses and other current assets                                              687               645
                                                                                   ------------      ------------

                 Total current assets                                                     7,894            12,240
                                                                                   ------------      ------------

Property and equipment:
     Machinery and equipment                                                             12,154            11,616
     Furniture and fixtures                                                                 839               822
     Leasehold improvements                                                               1,509             1,500
                                                                                   ------------      ------------

                                                                                         14,502            13,938
     Less accumulated depreciation and amortization                                       7,687             6,362
                                                                                   ------------      ------------

                 Net property and equipment                                               6,815             7,576

Intangible and other assets, net of accumulated amortization
        of $148 and $109, respectively                                                      787               638
                                                                                   ------------      ------------

                 Total assets                                                      $     15,496            20,454
                                                                                   ============      ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Trade accounts payable                                                        $      1,147             1,669
     Accrued compensation                                                                   949             1,286
     Other accrued expenses                                                                 257               428
     Notes payable and current installments of long-term
        obligations                                                                         642             1,764
                                                                                   ------------      ------------

                 Total current liabilities                                                2,995             5,147

Long-term obligations                                                                     1,190             1,321
Other liabilities                                                                           152               157
                                                                                   ------------      ------------

                 Total liabilities                                                        4,337             6,625
                                                                                   ------------      ------------

Stockholders' equity:
     Common stock, $.01 par value, 50,000,000 shares authorized;
        7,178,932 and 7,107,161 shares issued and outstanding,
        respectively                                                                         72                71
     Additional paid-in capital                                                          36,943            36,829
     Unamortized stock compensation cost                                                    (39)              (79)
     Accumulated other comprehensive income                                                  34                --
     Accumulated deficit                                                                (25,851)          (22,992)
                                                                                   ------------      ------------

                 Total stockholders' equity                                              11,159            13,829
                                                                                   ------------      ------------

Commitments and contingencies
                 Total liabilities and stockholders' equity                        $     15,496            20,454
                                                                                   ============      ============





See accompanying notes to financial statements.

                              VARI-L COMPANY, INC.

                            Statements of Operations

           (in thousands of dollars, except share and per share data)




                                                          THREE MONTHS        THREE MONTHS
                                                              ENDED              ENDED
                                                            MARCH 31,          MARCH 31,
                                                              2002               2001
                                                          -------------      -------------
                                                           (unaudited)         (unaudited)
Net sales                                                 $       5,163             10,000

Cost of goods sold                                                3,235              4,521
                                                          -------------      -------------
              Gross profit                                        1,928              5,479
                                                          -------------      -------------
Operating expenses:
     Selling                                                        691              1,058
     General and administrative                                   1,551              2,916
     Research and development                                       624                825
     Expenses relating to accounting restatements and
        related legal matters, net of recoveries                    222                465
                                                          -------------      -------------
              Total operating  expenses                           3,088              5,264
                                                          -------------      -------------
              Operating income (loss)                            (1,160)               215

Other income (expense):
     Interest income                                                 11                 92
     Interest expense                                               (47)              (258)
     Other, net                                                     (15)                (6)
                                                          -------------      -------------
              Total other income (expense)                          (51)              (172)
                                                          -------------      -------------
              Net income (loss)                           $      (1,211)                43
                                                          =============      =============
Earnings (loss) per share, basic                          $       (0.17)              0.01
                                                          =============      =============
Weighted average shares outstanding, basic                    7,178,451          7,087,048
                                                          =============      =============
Earnings (loss) per share, diluted                        $       (0.17)              0.01
                                                          =============      =============
Weighted average shares outstanding, diluted                  7,178,451          7,119,614
                                                          =============      =============






See accompanying notes to financial statements.

                              VARI-L COMPANY, INC.

                            Statements of Operations

           (in thousands of dollars, except share and per share data)




                                                            NINE MONTHS       NINE MONTHS
                                                               ENDED             ENDED
                                                             MARCH 31,         MARCH 31,
                                                               2002              2001
                                                           -------------      -------------
                                                            (unaudited)        (unaudited)

Net sales                                                  $      16,446             32,389

Cost of goods sold                                                10,050             16,364
                                                           -------------      -------------
             Gross profit                                          6,396             16,025
                                                           -------------      -------------
Operating expenses:
    Selling                                                        1,973              3,326
    General and administrative                                     4,951              6,860
    Research and development                                       1,948              3,121
    Expenses relating to accounting restatements and
       related legal matters, net of recoveries                      256              2,333
                                                           -------------      -------------
             Total operating  expenses                             9,128             15,640
                                                           -------------      -------------
             Operating income (loss)                              (2,732)               385

Other income (expense):
    Interest income                                                   40                354
    Interest expense                                                (145)              (903)
    Other, net                                                       (22)                (4)
                                                           -------------      -------------
             Total other income (expense)                           (127)              (553)
                                                           -------------      -------------
             Net loss                                      $      (2,859)              (168)
                                                           =============      =============
Loss per share, basic and diluted                          $       (0.40)             (0.02)
                                                           =============      =============
Weighted average shares outstanding, basic and diluted         7,143,215          7,076,176
                                                           =============      =============




See accompanying notes to financial statements.

                              VARI-L COMPANY, INC.

                        Statement of Stockholders' Equity

                 (in thousands of dollars, except share amounts)

                                   (Unaudited)



                                                                                          UNAMORTIZED     ACCUMULATED
                                                      COMMON STOCK           ADDITIONAL      STOCK           OTHER
                                               --------------------------     PAID-IN     COMPENSATION   COMPREHENSIVE
                                                  SHARES         AMOUNT       CAPITAL        COST           INCOME
                                               -----------    -----------   -----------   ------------   -------------
Balance, June 30, 2001                           7,107,161    $        71        36,829            (79)            --

Common stock issued under employee stock
    purchase plan                                   76,011              1           123             --             --
Common stock issued under stock award plan           2,000             --             2             --             --
Amortization of stock compensation cost                 --             --            --             36             --
Stock options forfeited                                 --             --            (4)             4             --
Common stock repurchased and retired                (6,240)            --            (7)            --             --
Unrealized gain on marketable securities                --             --            --             --             34
Net loss                                                --             --            --             --             --


    Comprehensive loss

                                               -----------    -----------   -----------    -----------    -----------
Balance, March 31, 2002                          7,178,932    $        72        36,943            (39)            34
                                               ===========    ===========   ===========    ===========    ===========


                                                                                  TOTAL
                                                ACCUMULATED   COMPREHENSIVE  STOCKHOLDERS'
                                                  DEFICIT          LOSS          EQUITY
                                                -----------   -------------  -------------
Balance, June 30, 2001                             (22,992)                        13,829

Common stock issued under employee stock
    purchase plan                                       --                            124
Common stock issued under stock award plan              --                              2
Amortization of stock compensation cost                 --                             36
Stock options forfeited                                 --                             --
Common stock repurchased and retired                    --                             (7)
Unrealized gain on marketable securities                --              34             34
Net loss                                            (2,859)         (2,859)        (2,859)
                                                               -----------

    Comprehensive loss                                        $     (2,825)
                                                              ============
                                               -----------                    -----------
Balance, March 31, 2002                            (25,851)                        11,159
                                               ===========                    ===========




See accompanying notes to financial statements.

                              VARI-L COMPANY, INC.

                             Statement of Cash Flows

                            (in thousands of dollars)




                                                                          NINE MONTHS       NINE MONTHS
                                                                             ENDED             ENDED
                                                                           MARCH 31,         MARCH 31,
                                                                             2002              2001
                                                                          ------------      ------------
                                                                          (unaudited)       (unaudited)

Net loss                                                                  $     (2,859)             (168)
Adjustments to reconcile net loss to cash provided by (used in)
 operating activities:
    Depreciation and amortization                                                1,592             1,742
    Loss on disposal of assets                                                      30                 6
    Common stock issued under employee purchase and stock award plans                2                10
    Changes in operating assets and liabilities:
       Trade accounts receivable, net                                            3,190              (578)
       Inventories, net                                                            789             1,868
       Prepaid expenses and other current assets                                    (8)             (392)
       Trade accounts payable                                                     (522)           (2,077)
       Accrued compensation                                                       (337)              (16)
       Other accrued expenses and other liabilities                               (176)                7
                                                                          ------------      ------------
                   Total adjustments                                             4,560               570
                                                                          ------------      ------------
                   Cash provided by operating activities                         1,701               402
                                                                          ------------      ------------

Cash flows from investing activities:
    Purchases of property and equipment                                           (845)           (1,904)
    Proceeds from sale of equipment                                                 59                22
    Increase in other assets                                                      (129)              (58)
                                                                          ------------      ------------
                   Cash used in investing activities                              (915)           (1,940)
                                                                          ------------      ------------
Cash flows from financing activities:
    Decrease in bank overdraft                                                      --               (19)
    Proceeds from notes payable                                                  7,089                --
    Payments of notes payable                                                   (8,570)           (4,779)
    Proceeds from long-term obligations                                            485                --
    Payments of long-term obligations                                             (257)              (34)
    Payment of debt issue costs                                                    (59)               --
    Common stock repurchased                                                        (7)               --
    Proceeds from common stock issued under stock purchase plan                    124                45
                                                                          ------------      ------------
                   Cash used in financing activities                            (1,195)           (4,787)
                                                                          ------------      ------------
                   Decrease in cash and cash equivalents                          (409)           (6,325)
Cash and cash equivalents at beginning of period                                 2,013            11,030
                                                                          ------------      ------------
Cash and cash equivalents at end of period                                $      1,604             4,705
                                                                          ============      ============
Supplemental disclosure of cash flow information:
    Cash paid for interest                                                $        120             1,058
                                                                          ============      ============
    Cash paid for income taxes                                            $         --                --
                                                                          ============      ============





See accompanying notes to financial statements.

                              VARI-L COMPANY, INC.

                    Notes to Financial Statements (unaudited)

               Three and nine months ended March 31, 2002 and 2001






(1)      BASIS OF PRESENTATION

         The accompanying financial statements of the Company have been prepared without audit (except for the balance sheet information as of June 30, 2001, which is derived from the Company's audited financial statements). Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the period ended June 30, 2001. In the opinion of management, the accompanying unaudited financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations for the periods presented. Interim results of operations for the three and nine months ended March 31, 2002 are not necessarily indicative of operating results that can be expected for the full year.

         Certain 2001 amounts have been reclassified to conform to the 2002 presentation.

(2)      INVENTORIES

         Inventories, net of allowances for excess and obsolete items, consist of the following:




                     MARCH 31,         JUNE 30,
                       2002             2001
                    ------------     ------------
                      (in thousands of dollars)
Finished goods      $        397              463
Work-in-process              541              623
Raw materials              1,913            2,554
                    ------------     ------------
                    $      2,851            3,640
                    ============     ============




(3)    NOTES PAYABLE AND LONG-TERM OBLIGATIONS

       Notes payable and long-term obligations consist of the following:




                                           MARCH 31,        JUNE 30,
                                             2002             2001
                                         ------------     ------------
                                           (in thousands of dollars)

Notes payable under Credit Facility:
    Revolving loan                       $         --            1,481
    Term Loan                                   1,629            1,500
Promissory notes                                  161               21
Capital lease obligations                          42               83
                                         ------------     ------------

                                                1,832            3,085
Less current installments                         642            1,764
                                         ------------     ------------

         Long-term obligations           $      1,190            1,321
                                         ============     ============

                              VARI-L COMPANY, INC.

                    Notes to Financial Statements (unaudited)

               Three and nine months ended March 31, 2002 and 2001

       On June 28, 2001, the Company entered into a credit agreement with Wells Fargo Business Credit, Inc (the "Credit Facility"). The Credit Facility provides for a $6.0 million secured revolving line of credit ("Revolving Loan"), up to a $2.5 million secured term loan ("Term Loan"), and a $1.5 million secured capital expenditures loan ("Capital Expenditures Loan").

       The Credit Facility is secured by substantially all of the Company's accounts receivable, inventories and equipment and is subject to covenants that, among other things, impose limitations on capital expenditures and investments, restrict certain payments and distributions and require the Company to maintain certain financial ratios.

       In September 2001, the Credit Facility was amended to establish revised financial covenants for the fiscal years ending June 30, 2001 and June 30, 2002.

       The Company periodically reviews the state of the wireless industry in general and the impact on its financial projections that are provided to Wells Fargo Business Credit, Inc. Due to continued softness of sales demand in the wireless industry, financial projections for the remainder of the fiscal year were revised in November 2001. Additionally, the Company recognized that the continuing softness in the wireless industry and the related impact on sales could have resulted in a violation of the covenants. Accordingly, on February 8, 2002, the Company entered into a second amendment to the Credit Facility. The maximum availability on the Revolving Loan was reduced to $4.0 million, the interest rate was increased to the lender's prime rate plus 1% and the formula for calculating availability no longer includes inventories. The Term Loan was modified to accelerate the amortization period of the loan from 84 months to 42 months and the interest rate was increased to the lender's prime rate plus 2.5%. In addition, the commitment for the Capital Expenditures Loan was cancelled.

       At March 31, 2002, the interest rates on the Revolving Loan and the Term Loan were 5.75% and 7.25%, respectively. The Company had additional borrowing availability of $1.9 million under the Revolving Loan.

       The Company is required to pay a minimum interest charge on the Credit Facility of $30,000 per calendar quarter.

(4)    INCOME TAXES

       A valuation allowance was provided for the income tax benefit of the net operating losses incurred during the three and nine months ended March 31, 2002 and 2001.

(5) EXPENSES OF ACCOUNTING RESTATEMENTS, SHAREHOLDER LITIGATION AND RELATED MATTERS

       In early 2000, management of the Company commenced efforts to restate its previously issued financial statements after being notified by the Securities and Exchange Commission (the Commission) that the Commission was investigating its accounting and reporting practices. Certain costs incurred in conjunction with these efforts have been separately classified in the Company's

                              VARI-L COMPANY, INC.

                    Notes to Financial Statements (unaudited)

               Three and nine months ended March 31, 2002 and 2001



       Statements of Operations as "Expenses relating to accounting restatements and related legal matters, net of recoveries." Expenses included in this classification include the cost of external counsel for services provided in connection with shareholder lawsuits, the Commission's investigation of the Company, legal fees and expenses of the Special Litigation Committee of the Board of Directors, the cost of certain consultants and temporary labor hired to assist in the accounting restatements, and reimbursements to current and former employees of the Company for their legal fees and expenses. The accounting restatements were completed in February 2001, however the Company continues to incur costs related to shareholder litigation and legal fees and expenses of the Special Litigation Committee.

(6)    ACQUISITIONS

       On January 25, 2002, the Company acquired certain assets of Asvan Technologies, LLC ("Asvan") for approximately $313,000. The purchase price included $100,000 in cash, a two year promissory note in the amount of $175,000 secured by a letter of credit and approximately $38,000 in direct costs of acquisition. The note has principal and interest payable in equal monthly installments at an annual rate of 10%. The fair value of assets acquired was approximately $201,000, resulting in goodwill of approximately $112,000.

       In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which was adopted by the Company. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will instead be tested periodically for impairment. SFAS No. 142 also requires that intangible assets with definite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed periodically for impairment. Accordingly, goodwill of $112,000 recorded in connection with the acquisition of certain assets of Asvan will not be amortized and will be reviewed for impairment at least annually.

(7)    PROFIT SHARING AND STOCK OPTION PLANS

       PROFIT SHARING PLAN

       Effective December 31, 2001, the Company's Board of Directors terminated the Vari-L Company, Inc. Profit Sharing Plan and Trust (the "Plan"). Under termination of the Plan, participants became fully vested in their accounts. The assets of the Plan, which were primarily comprised of shares of the Company's common stock, were distributed on March 15, 2002.

       STOCK OPTION PLAN

       Effective April 25, 2002, the Company filed a Tender Offer (the "Offer") with the Securities and Exchange Commission which offers employees the right to exchange all outstanding options to purchase shares of Company common stock with an exercise price equal to $34.50 per share for replacement options to be granted no earlier than six months and one day from the expiration of the

                              VARI-L COMPANY, INC.

                    Notes to Financial Statements (unaudited)

               Three and nine months ended March 31, 2002 and 2001




       Offer at an exercise price equal to no less than the fair market value of the common stock on that date.


(8)    LITIGATION, COMMITMENTS AND CONTINGENCIES

       SECURITIES AND EXCHANGE COMMISSION INVESTIGATION

       In September 2001, the Company agreed to a settlement with the Securities and Exchange Commission under which the Company, without admitting or denying that it violated any laws, consented to the entry of an injunction prohibiting future violations by the Company of certain periodic reporting, record keeping, internal controls, proxy solicitation and antifraud provisions of the Securities Exchange Act of 1934. On November 9, 2001, the Company's settlement with the Securities and Exchange Commission was approved by the United States District Court for the District of Colorado.

       PRIVATE SECURITIES CLASS ACTION

       A number of private shareholder class actions alleging violations of federal securities laws were filed against the Company and certain of its former officers in the United States District Court for the District of Colorado beginning in June 2000. Those actions have since been consolidated and an amended consolidated complaint has been filed by the class representatives. On November 21, 2001, the Company filed a motion to dismiss all claims against the Company in the consolidated private securities class action, Rasner v. Vari-L Company, Inc., Civ. No. 00-S-1181, D. Colo. The Company's motion argues that the amended consolidated complaint alleges wrongdoing by former corporate employees in furtherance of their personal interests, as opposed to corporate interests, which does not state a claim for securities fraud against the Company. The class action representatives have filed their response to the Company's motion to dismiss and the Company has filed a reply to that response but the court has not yet ruled on the motion.

       The Company is engaged in settlement discussions with the class representatives aimed at settling all claims against the Company. While the Company is optimistic that it will be able to reach a settlement agreement with the plaintiffs, there is no assurance that a settlement acceptable to the Company can be achieved or that any settlement reached will not have a material adverse effect on the Company. In addition, any settlement will have to be approved by the court after giving all affected class members an opportunity to express their views concerning the settlement proposal. Moreover, irrespective of the outcome with respect to the Company, the individual defendants may have claims against the Company for advancement or indemnification of their attorneys fees and other costs of defense, which claims may be material.

                              VARI-L COMPANY, INC.

                    Notes to Financial Statements (unaudited)

               Three and nine months ended March 31, 2002 and 2001




       SHAREHOLDER DERIVATIVE SUIT

       On August 4, 2000, a shareholder derivative action was filed, purportedly on behalf of the Company, in District Court, City and County of Denver against the same officers named in the class action as well as the members of the Company's board of directors at the time. The Company was also named as a nominal defendant. The derivative complaint alleged many of the same facts as in the federal securities class action, claiming that those facts demonstrate that the individual defendants breached their fiduciary duties to the Company and the shareholders. The action was dismissed without prejudice in April 2001 but an amended complaint was filed by the same plaintiff in September 2001.

       On October 9, 2001, the Company filed a motion to dismiss the second shareholder derivative action, on various grounds, including the failure to make the required demands, the failure to commence a new action rather than trying to revive the previously dismissed case, and the availability of new management and a new independent Board member to evaluate the merits, and the timing, of any claims which could be brought by the Company against the individual defendants. Substantially all of the individual named defendants subsequently joined in the Company's motion.

       On April 4, 2002, the court granted the plaintiff's motion for a stay of the shareholders derivative action against certain of the Company's former officers and directors pending the results of the investigation by the Company's Special Litigation Committee of the claims raised in that action.

       INSURANCE CLAIMS

       Reliance Insurance Company ("Reliance") is the issuer of the $5 million primary directors and officers' liability insurance policy in effect for the period of time covered by the securities class action and the derivative action. In January 2002, the Reliance liquidator notified claimants concerning the procedures by which insureds and other claimants may file claims against the Reliance estate.

       DECLARATORY JUDGMENT ACTION BY EXCESS INSURER

       On June 5, 2001, Agricultural Excess and Surplus Insurance Company ("AESIC"), which had issued to the Company a $2.5 million excess directors and officers liability insurance policy for the period of time covered by the shareholder and class action litigation referenced above, filed suit in United States District Court for the District of Colorado asking the court to find that it is not obligated to provide coverage, or in the alternative, seeking permission to rescind its policy.

       A settlement conference was held in February 2002 before the U.S. Magistrate assigned to this declaratory judgment action brought by the Company's excess liability directors and officers liability insurance carrier. Representatives of the excess insurer, the Company, the individual defendants in the securities class action, and the plaintiffs in the securities class action attended the conference. While meaningful discussions were held at that conference, no settlement was reached and no further settlement conference has been scheduled.

                              VARI-L COMPANY, INC.

                    Notes to Financial Statements (unaudited)

               Three and nine months ended March 31, 2002 and 2001

       COMPANY ACTION AGAINST FORMER OFFICERS

       On December 5, 2001, the Company formed a Special Litigation Committee of the Board of Directors. The Special Litigation Committee is comprised of two outside directors who joined the Company's Board subsequent to the time of certain alleged wrongdoings as discussed below.

       On December 20, 2001, the Special Litigation Committee (the "Committee") retained independent counsel to advise the Committee in its investigation of the allegations of wrongdoing during prior periods by former employees, as well as current and former members of the Company's Board of Directors. Additionally, the Special Litigation Committee suspended the advancement of certain legal fees and expenses being paid on behalf of former officers of the Company.

       On March 19, 2002, the Company filed a lawsuit in the District Court, City and County of Denver, against Mr. David Sherman, Mr. Joseph Kiser, individuals, and J.C. Enterprises, a Colorado general partnership. Mr. Sherman is the former president of the Company and Mr. Kiser is the former Chairman of the Company's Board of Directors and Chief Scientific Officer. Additionally, Mr. Kiser is the General Partner of J.C. Enterprises. On April 2, 2002, the Company filed an Amended Complaint and Jury Demand. In its lawsuit, the Company seeks to rescind certain employment and consulting agreements between the Company and Messrs. Kiser and Sherman, and to rescind certain stock option grants made to them, on the basis that such agreements were entered into, and such option grants were made, based upon mistaken or misrepresented information regarding the Company's true financial performance. The Company also seeks to recover the compensation and bonuses paid to them as a result of such mistaken or misrepresented information. In addition, the Company seeks to recover excessive rent it paid pursuant to a lease agreement between the Company and J.C. Enterprises in reliance on misrepresented information provided by Mr. Kiser and Mr. Sherman.

       At March 31, 2002, the Company had approximately $422,000 recorded as liabilities for post-employment benefits and severance payments related to certain employment and consulting agreements between the Company and Messrs. Kiser and Sherman. Included in this liability is approximately $57,000 for which the Company is contingently liable for a guarantee of indebtedness owed by Mr. Sherman to a former officer. Additionally, the Company is contingently liable for a guarantee of indebtedness owed by Mr. Kiser to a former officer for approximately $37,000.

       FINANCIAL IMPACT OF LITIGATION

       All of these legal actions have the potential of a possible loss to the Company. The Insurance Claims, Declaratory Judgment Action by Excess Insurer and the Company Action against Former Officers are potential gain contingencies for the Company. At this time, we are unable to reasonably estimate the possible future cost or net loss or gain, if any, associated with these matters. Accordingly, we have not recorded any loss or gain contingencies associated with these matters as of

                              VARI-L COMPANY, INC.

                    Notes to Financial Statements (unaudited)

               Three and nine months ended March 31, 2002 and 2001



       March 31, 2002. It is reasonably possible that such amounts could be material to our financial condition, results of operations or liquidity.

       OTHER

       The Company is a party to other legal proceedings and claims in the ordinary course of its business. The Company believes that the outcome of these other matters will not have a material adverse affect on its financial condition, results of operations or liquidity.

                              QUESTIONS AND ANSWERS

         These Questions and Answers relate to our offer to exchange all outstanding options to purchase shares of our common stock that have an exercise price that is equal to $34.50 per share. They are to be read in conjunction with the Offer to Exchange of which they are a part.

Q1     WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

A1 Our Stock Option Exchange Program (also referred to in these materials as the Offer) is a voluntary program permitting eligible employees to cancel stock options that have an exercise price that is equal to $34.50 per share and exchange them for replacement options covering the same number of shares, subject to adjustment. The Replacement Options will be granted on November 24, 2002, or, if we extend the Expiration Date of the Offer, at a later date. If our common stock is publicly traded or otherwise reported or quoted on the Pink Sheets or any Subsequent Market and there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day on which there is a reported sale. Each Replacement Option will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported on the Pink Sheets or any Subsequent Market, or, if our common stock is not publicly traded, the value of our common stock as determined in good faith by the Compensation Committee of our Board of Directors on the Replacement Option Grant Date.

       Your participation is voluntary. You may either keep your current Eligible Option Grant at its current exercise price or exchange your Eligible Option Grant for Replacement Options covering the same number of shares as the Eligible Option Grant you exchanged, subject to adjustment.

Q2     WHY IS THE STOCK OPTION EXCHANGE PROGRAM BEING OFFERED?

A2 In light of the decline in the price of our common stock, we recognize that the exercise prices of the Eligible Option Grants, are higher than the price of our common stock as reported on the Pink Sheets. We have determined that these options are not attractive or effective as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

Q3     WHY DON'T YOU JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER
       COMPANIES?

A3 In 1998, the Financial Accounting Standards Board adopted what we view as unfavorable accounting treatment for companies that reprice options. If we were to simply reprice options, we would be required to take a charge against future operating results based on any appreciation in value of the repriced options in each accounting period. The amount of that charge would be uncertain until the end of each accounting period. That uncertainty


                                      Q&A-1
       would affect our operating results and would likely create additional volatility in our stock price.

Q4     WHY CAN'T I JUST RECEIVE ADDITIONAL OPTIONS?

A4 We strive to balance the need for a competitive compensation package for our employees with the interests of our stockholders. Because of the large number of options that we currently have outstanding, a large grant of new options would be dilutive to our stockholders and could have a dilutive effect on our earnings per share if we become profitable. Vari-L has in past years made annual grants of stock options to employees. The amount of options granted each year is reviewed every year. The Compensation Committee has established target option award levels for 2002. In order to minimize the dilution to our existing stockholders resulting from the Offer, Vari-L anticipates that the 2002 annual option grants to employees who tender Eligible Option Grants in the Offer will be reduced by the number of shares covered by the tendered Eligible Option Grants. For example, if you tender an Eligible Option Grant to purchase 10,000 shares of our common stock and you would otherwise have been eligible to receive an annual option grant of 15,000 shares, we anticipate that you would receive a 2002 annual option grant for 5,000 shares and a Replacement Option for 10,000 shares. However, nothing in this Offer should be construed as a requirement or obligation of Vari-L to grant stock options to any of our employees or grant stock options for a particular number of shares.

Q5     WHAT OPTIONS MAY I EXCHANGE AS PART OF THE OFFER?

A5 As described more fully below, we are offering to exchange any stock option:

       o that is currently outstanding under our Tandem Stock Option and Stock Appreciation Rights Plan;

       o      that has an exercise price equal to $34.50 per share; and

       o that is still outstanding on May 23, 2002 or such later Expiration Date if we extend the Offer.

       If you attempt to exchange an option having an exercise price of less than $34.50 per share, that option will not be an Eligible Option Grant and any election you may have made to exchange that option will not be accepted by us.

Q6     WHAT OPTIONS MUST I EXCHANGE AS PART OF THE OFFER?

A6     You do not have to exchange any options.

Q7     CAN I EXCHANGE A PORTION OF AN UNEXERCISED ELIGIBLE OPTION GRANT?

A7 No. If you elect to exchange an Eligible Option Grant, you must exchange all shares covered by that Eligible Option Grant that have not been exercised.


                                     Q&A-2

Q8 CAN I EXCHANGE THE REMAINING PORTION OF AN ELIGIBLE OPTION GRANT THAT I HAVE PARTIALLY EXERCISED?

A8 Yes. If you have exercised an Eligible Option Grant in part, and the remaining unexercised portion of that option is still outstanding, you may exchange the remaining portion pursuant to the Offer. Options for which you have properly submitted an exercise notice prior to the Expiration Date will be considered exercised to that extent, whether or not you have received confirmation of exercise for the shares purchased.

Q9 WHAT EFFECT WILL THE OFFER HAVE ON THE OPTIONS GRANTED TO ME IN SEPTEMBER 2001 OR EARLIER?

A9 The Offer will not have any effect on the options granted to you in September 2001 or earlier, other than Eligible Option Grants. Applicable financial accounting rules provide that we will not recognize any compensation expense as a result of the Offer if, among other things, we require any holder of an Eligible Option Grant who tenders such grant to also tender all options that he or she received during the six-month period prior to the Commencement Date of the Offer which, based on a Commencement Date of April 25, 2002, includes all options granted on or after October 25, 2001. The holders of Eligible Option Grants have not received any options during the period between October 25, 2001 and the Commencement Date and thus are not required to tender any additional options should they decide to tender their Eligible Option Grants in the Offer.

Q10    MAY I EXCHANGE OPTIONS THAT I HAVE ALREADY EXERCISED?

A10 The Offer only pertains to options and does not apply in any way to outstanding shares that you have purchased, whether upon the exercise of options or otherwise. If you have exercised an Eligible Option Grant in its entirety, that option is no longer outstanding and is therefore not subject to the Offer.

Q11 ARE PURCHASE RIGHTS GRANTED UNDER OUR EMPLOYEE STOCK PURCHASE PLAN ELIGIBLE FOR EXCHANGE UNDER THE STOCK OPTION EXCHANGE PROGRAM?

A11 No. Neither purchase rights granted under our Employee Stock Purchase Plan nor shares of our common stock acquired under our Employee Stock Purchase Plan or other employee plans are eligible to participate in the Offer.

Q12    ARE THERE CONDITIONS TO THE OFFER?

A12 Yes. If you elect to participate in the Offer (see Q&A 5 and Q&A 6), the Offer is subject to a number of other conditions, which are described in
       Section 6 of the Offer to Exchange. Please read that section carefully. The Offer is not conditioned on a minimum number of option holders accepting the Offer or a minimum number of options being exchanged.


                                     Q&A-3

Q13 ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY TO RECEIVE MY REPLACEMENT OPTIONS?

A13 You must be employed by us on May 23, 2002 or, if the Offer is extended, such later Expiration Date. You also must remain continuously employed through the Replacement Option Grant Date. If you go on a leave of absence protected by statute, you will be considered "continuously employed" during that leave. If you go on a leave that is not protected by statute, then you will be considered "continuously employed" only so long as we approve your leave.

       If you are not an employee on the Expiration Date, you will not be eligible to exchange your Eligible Option Grant, and any election you may have made will not be accepted by us. ALSO, IF YOU DO NOT REMAIN AN EMPLOYEE THROUGH THE REPLACEMENT OPTION GRANT DATE AND YOUR ELIGIBLE OPTION GRANT WAS CANCELLED UNDER THIS OFFER, YOU WILL NOT BE GRANTED A REPLACEMENT OPTION AND YOUR CANCELLED OPTIONS WILL NOT BE REINSTATED.

       IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q14 ARE EMPLOYEES WHO ARE ON A LEAVE OF ABSENCE ON THE REPLACEMENT OPTION GRANT DATE ELIGIBLE TO PARTICIPATE?

A14 If you exchange an Eligible Option Grant in the Offer and, on the Replacement Option Grant Date, you are on a leave of absence that is protected by statute, then you will be entitled to a Replacement Option on the Replacement Option Grant Date. If, however, on the Replacement Option Grant Date you are on an approved leave of absence that is not protected by statute, then the Replacement Option will be granted only if you return to regular employment with us. For those employees, the "Replacement Option Grant Date" will be the date of return.

Q15 WHAT IF MY EMPLOYMENT IS TERMINATED BETWEEN THE EXPIRATION DATE AND THE REPLACEMENT OPTION GRANT DATE?

A15 If you elect to exchange Eligible Option Grants, your election will be irrevocable as of 12:00 midnight, U.S. Mountain Time, on May 23, 2002, or if the Offer is extended, such later Expiration Date. If your employment with us terminates, whether voluntarily, involuntarily (including, without limitation, redundancy), or for any other reason (including death), before your Replacement Option is granted, you will not receive a Replacement Option. You will not have a right to any Eligible Option Grants that have been cancelled under any circumstances. IF YOU ARE NOT CONTINUOUSLY EMPLOYED BY US FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE A REPLACEMENT OPTION OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANT THAT HAS BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.


                                     Q&A-4

       IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

Q16    HOW SHOULD I DECIDE WHETHER TO PARTICIPATE?

A16 We understand that this will be a challenging decision for everyone. The Offer does carry considerable risk, and there is considerable uncertainty regarding our future stock performance. As a result, the decision to participate must be your personal decision, and it will depend largely on the exercise price of your Eligible Option Grant and your assumptions about our business, our financial performance, our stock price, investors' demand for equity securities of similar companies, the performance of the Pink Sheets, the future overall economic and political environment, and numerous other factors as well as your desire and ability to remain an employee of Vari-L until the Replacement Option Grant Date. For these reasons, we cannot advise you on the decision to participate in the Offer, and we have not authorized anyone to make any recommendation on our behalf as to your choices.

Q17    HOW DOES THE OFFER WORK?

A17 On or before May 23, 2002, or if the Offer is extended, such later Expiration Date, you may decide to exchange your Eligible Option Grant for a Replacement Option. The Replacement Option will be granted on the Replacement Option Grant Date, which we currently anticipate will be November 24, 2002. The number of shares subject to your Replacement Option will equal the number of shares subject to the Eligible Option Grant that you exchanged. The number of shares to be granted under your Replacement Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

Q18    WHAT IF MY ELIGIBLE OPTION GRANT IS NOT CURRENTLY VESTED? CAN I EXCHANGE
       IT?

A18 Yes. Your Eligible Option Grant does not need to be vested for you to participate in the Offer.

Q19 MY OPTIONS ARE SEPARATED BETWEEN INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS BECAUSE MY ORIGINAL GRANT EXCEEDED THE $100,000 LIMIT ON INCENTIVE STOCK OPTIONS IMPOSED BY U.S. TAX LAWS. CAN I CANCEL ONE PART BUT NOT THE OTHER?

A19 No. An option that has been separated into a partial incentive stock option and a partial nonqualified stock option is still considered to be a single option and cannot be separated for purposes of the Offer. You should note that all Replacement Options for employees will be incentive stock options to the maximum extent permitted by U.S. tax law.


                                     Q&A-5

Q20    WHEN WILL I RECEIVE MY REPLACEMENT OPTION?

A20 You will be granted your Replacement Option on the Replacement Option Grant Date, which is expected to be November 24, 2002. If we extend the Offer, the Replacement Option Grant Date will be later. See Q&A 1. We expect to distribute stock option agreements relating to the Replacement Options within approximately six weeks following the Replacement Option Grant Date.

Q21 WHY WON'T I RECEIVE MY REPLACEMENT OPTION IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A21 To avoid adverse accounting consequences that can result from stock option exchanges, we cannot grant Replacement Options or any other options to participants in the Offer for at least six months and one day after the Expiration Date. Assuming you remain continuously employed by us, you will not receive your Replacement Option until the Replacement Option Grant Date. If you participate in the Offer, any other options that otherwise might have been granted to you prior to the Replacement Option Grant Date will be deferred until the Replacement Option Grant Date at the earliest.

Q22    HOW WILL MY REPLACEMENT OPTION VEST?

A22 The Replacement Options will vest annually over the two year period following the Replacement Option Grant Date such that fifty percent of the Replacement Option shall become exercisable on the first anniversary of the Replacement Option Grant Date and the remaining fifty percent of the Replacement Option shall become exercisable on the second anniversary of the Replacement Option Grant Date.

Q23    WHAT IS THE EXERCISE PRICE FOR THE REPLACEMENT OPTIONS?

A23 The exercise price of your Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be November 24, 2002, unless we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported on the Pink Sheets or any Subsequent Market, or, if our common stock is not publicly traded, the value of our common stock as determined in good faith by the Compensation Committee of our Board of Directors on the Replacement Option Grant Date. WE CANNOT GUARANTEE THAT THE REPLACEMENT OPTIONS WILL HAVE A LOWER EXERCISE PRICE THAN THE ELIGIBLE OPTION GRANTS YOU EXCHANGED, AND WE MAKE NO REPRESENTATIONS AS TO OUR FUTURE STOCK PRICE. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Offer and exchange your Eligible Option Grants.

Q24    HOW LONG IS THE OPTION TERM OF THE REPLACEMENT OPTIONS?

A24 The Replacement Option granted to you will retain the original option term of the Eligible Option Grant being exchanged.


                                     Q&A-6

Q25 IF I EXCHANGE MY ELIGIBLE OPTION GRANT, HOW MANY SHARES WILL I RECEIVE UNDER MY REPLACEMENT OPTION?

A25 This is a share-for-share Stock Option Exchange Program, so for each share subject to the Eligible Option Grant that you exchange, you will receive an option for one share under the Replacement Option. However, the number of shares subject to your Replacement Option will be adjusted for any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

Q26    AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

A26 Because of the accounting consequences, if you elect to exchange your Eligible Option Grant, you will not receive any additional stock option grants until after the Replacement Option Grant Date. Also, Vari-L anticipates that your participation in the Offer will affect the size of any annual option grant you may receive for 2002. See Q&A 4.

Q27    CAN YOU PROVIDE ME WITH EXAMPLES OF HOW AN EXCHANGE WILL OPERATE?

A27    Yes.

       For purposes of illustration only, assume that (1) the grant date of your Eligible Option Grant was December 27, 1999; (2) your Eligible Option Grant was for 5,000 shares; (3) the exercise price of your Eligible Option Grant was $34.50 per share; (4) your Eligible Option Grant vested annually over a five year period with twenty percent of the shares underlying the Eligible Option Grant becoming exercisable on each anniversary following the grant date of your Eligible Option Grant; (5) the Fair Market Value of our common stock on the Replacement Option Grant Date (assume November 24, 2002) is $5.00 per share; and (6) you timely file an election.

       Using the assumptions listed above, upon our acceptance of your election, we would cancel your Eligible Option Grant on May 23, 2002. On the Replacement Option Grant Date, we would grant you a new option for 5,000 shares with an exercise price of $5.00 per share. The Replacement Option would vest annually over the two year period following the Replacement Option Grant Date such that 2,500 of the shares covered by the Replacement Option shall become exercisable on the first anniversary of the Replacement Option Grant Date and the 2,500 shares covered by the Replacement Option shall become exercisable on the second anniversary of the Replacement Option Grant Date.

Q28    HOW LONG WILL THE OFFER REMAIN OPEN?

A28 The Offer is scheduled to remain open until 12:00 midnight, U.S. Mountain Time, May 23, 2002 or, if the Offer is extended, such later Expiration Date. We currently have no plans to extend the Offer beyond May 23, 2002. If we do extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Mountain Time, on the next business day following the previously announced Expiration Date.


                                     Q&A-7

Q29 IF THE OFFER IS EXTENDED, HOW DOES THE EXTENSION IMPACT THE DATE ON WHICH MY REPLACEMENT OPTIONS WILL BE GRANTED?

A29 If we extend the Offer, the Replacement Option Grant Date will be extended to a day that is at least six months and one day after the extended Expiration Date.

Q30 WILL MY REPLACEMENT OPTION BE AN INCENTIVE STOCK OPTION OR A NONQUALIFIED STOCK OPTION?

A30 The Replacement Option will be an incentive stock option to the maximum extent permitted by U.S. tax law.

Q31 IN THE U.S., WHAT IS THE DIFFERENCE IN TAX TREATMENT BETWEEN NONQUALIFIED STOCK OPTIONS AND INCENTIVE STOCK OPTIONS?

A31 When you exercise a nonqualified stock option, you will pay U.S. federal, state and local income taxes and FICA taxes on the difference between the exercise price of the nonqualified stock option and the fair market value of the common stock on the day of exercise. For employees, this amount will be reported as income on your W-2 for the year in which the exercise occurs. Also for employees, withholding amounts must be collected when the exercise takes place. When you sell shares that you have acquired by exercising a nonqualified stock option, any excess of the sale price over the exercise price of the option will be treated as long term capital gain or short term capital gain taxable to you at the time of sale, depending on whether you held the shares for more than one year.

       You generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of your shares, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. When you sell your shares that you have acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of your shares is a qualifying disposition if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

       If the disposition of your shares you received when you exercised incentive stock options is a qualifying disposition, any excess of the sale price over the exercise price of the option will be treated as long term capital gain taxable to you at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of your shares on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount you realize in excess of the ordinary income amount will be long-term capital gain or short-term capital gain, depending on whether or not you sold your shares more than one year after the option was exercised.


                                     Q&A-8

Q32 WILL I HAVE TO PAY U.S. TAXES IF I EXCHANGE MY ELIGIBLE OPTION GRANTS IN THE OFFER?

A32 We do not believe that any U.S. federal income tax consequences will be imposed as a result of your participation in the Offer. However, for personalized tax advice you should contact your own tax advisor.

Q33    WHAT ARE THE U.S. TAX IMPLICATIONS FOR NOT PARTICIPATING IN THIS OFFER?

A33 We do not believe that our Offer to you will change any of the terms of your Eligible Option Grant if you do not accept the Offer. However, the U.S. Internal Revenue Service may characterize our Offer to you as a modification of those Eligible Option Grants that are incentive stock options, even if you decline the Offer. A successful assertion by the U.S. Internal Revenue Service that your Eligible Option Grant has been modified could extend the Eligible Option Grant's holding period to qualify for favorable tax treatment and cause a portion of your Eligible Option Grant to be treated as nonqualified stock option. In order to minimize the risk that our Offer to you could be characterized as a modification of those Eligible Option Grants that are incentive stock options, we have structured the Offer so that we retain the right to choose whether or not to accept your Eligible Option Grant for Exchange. Accordingly, your Eligible Option Grant (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grant for exchange. If you choose not to exchange your Eligible Option Grant and you have been granted incentive stock options, we recommend that you consult with your own tax advisor to determine the U.S. tax consequences of the exercise of the Eligible Option Grant and the sale of the common stock that you will receive upon exercise. Nevertheless, we intend to accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.

Q34    WHAT DO I NEED TO DO TO EXCHANGE MY ELIGIBLE OPTION GRANT?

A34 To exchange your Eligible Option Grant, you must complete and deliver the Election Form contained in the Option Exchange Program Packet in accordance with its instructions before 12:00 midnight, U.S. Mountain Time, on the Expiration Date, which is expected to be May 23, 2002. DELIVERY WILL BE DEEMED MADE ONLY WHEN THE ELECTION FORM IS ACTUALLY RECEIVED BY US. NO LATE DELIVERIES WILL BE ACCEPTED. We may reject any Eligible Option Grant if we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option Grant. Also, please note that, even if you timely deliver your Election Form, in order to preserve the status of options that are not exchanged pursuant to the Offer as incentive stock options, we retain the right to choose whether or not to accept your Eligible Option Grants for exchange. Accordingly, your Eligible Option Grant (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grant for exchange. Nevertheless, we intend to accept promptly after the Expiration Date all Eligible Option Grants that are properly submitted to be exchanged and have not been validly withdrawn.


                                     Q&A-9

Q35    WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OFFER?

A35 You must deliver your Election Form in accordance with its instructions by 12:00 midnight, U.S. Mountain Time, on the Expiration Date, which is expected to be May 23, 2002. Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 6:00 a.m., U.S. Mountain Time, on the next business day following the scheduled or announced Expiration Date.

Q36    CAN I CHANGE MY ELECTION?  HOW OFTEN?

A36 Yes. You can change your election at any time by either delivering a Notice of Withdrawal or revising and re-delivering your Election Form, each in accordance with its instructions, prior to the Expiration Date. There is no limit to the number of times you can change your election prior to the Expiration Date. However, the last Notice of Withdrawal or Election Form you deliver prior to the Expiration Date will determine your election with respect to the Offer.

Q37    WHAT WILL HAPPEN IF I DO NOT TURN IN MY ELECTION FORM BY THE EXPIRATION
       DATE?

A37 If you do not turn in your Election Form by the Expiration Date, you cannot participate in the Offer. DELIVERY WILL BE DEEMED MADE ONLY WHEN YOUR ELECTION FORM IS ACTUALLY RECEIVED BY US. NO LATE DELIVERIES WILL BE ACCEPTED.

Q38    WILL I RECEIVE A CONFIRMATION OF MY ELECTION OR CHANGE OF ELECTION?

A38 Yes. In your Election Form you may elect to provide us with your email address, in which case you will be sent an email confirming your election. The confirmation will verify your election and will state the number of shares subject to the Replacement Option that we will grant to you on the Replacement Option Grant Date. If you would like to receive a confirmation, it is important that you provide us with your email address. If you do not provide us with your email address, you will not receive confirmation of your election.

Q39 WHAT HAPPENS TO MY REPLACEMENT OPTIONS IF VARI-L MERGES OR IS ACQUIRED PRIOR TO THE REPLACEMENT OPTION GRANT DATE?

A39 If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the resulting entity will be obligated to grant the Replacement Options under the same terms as provided in this Offer; however, the type of security and the number of shares subject to each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to any Eligible Option Grant that you exchange.


                                     Q&A-10

Q40    WHAT IF I DO NOT ACCEPT THIS OFFER?

A40 Your participation in this Offer is completely voluntary. You do not have to participate, and there are no penalties for electing not to participate in this Offer. However, if you choose not to participate in this Offer and your Eligible Option Grant is an incentive stock option, the Offer may modify the status of your incentive stock options. Please consult with your personal tax advisor.

Q41    WHERE DO I GO IF I HAVE ADDITIONAL QUESTIONS ABOUT THIS OFFER?

A41 Please direct your questions to Dannette Boyd at (303) 371-1560 x448 or via email at dboyd@vari-l.com.


                                     Q&A-11